UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AUXILIUM PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of Annual Meeting

and Proxy Statement

April     , 2012

AUXILIUM PHARMACEUTICALS, INC.

40 Valley Stream Parkway

Malvern, Pennsylvania 19355

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 21, 2012

The 2012 Annual Meeting of Stockholders (the “Meeting”) of Auxilium Pharmaceuticals, Inc., a Delaware corporation (the “Company” or “Auxilium”), will be held at its offices at 40 Valley Stream Parkway, Malvern, Pennsylvania 19355 on Thursday, June 21, 2012, at 9:00 a.m., local time. The purpose of the Meeting shall be to consider and act upon the following matters:

(1)	To elect seven directors to serve as the Company’s Board of Directors (the “Board”) until the Company’s 2013 Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified;

(2)	To approve the amendment and restatement of the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan (the “Plan”) to increase the number of shares of Company common stock authorized for issuance under the Plan by 1,400,000 shares from 14,400,000 to 15,800,000 shares, to remove the sub-limit applicable to stock awards, stock units or other equity-based awards (other than stock appreciation rights), and to provide for fungible share counting for shares issued in respect of stock awards, stock units or other equity-based awards (other than stock appreciation rights);

(3)	To ratify the selection by the Audit and Compliance Committee of the Board of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

(4)	To approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the Proxy Statement for the Meeting;

(5)	To approve an amendment to Section 2.9 of the Company’s bylaws to require any director nominee who receives, in an uncontested election, a greater number of votes “withheld” from and “against” his or her election than votes “for” such election to tender his or her resignation, the effectiveness of which shall be subject to acceptance by the Board; and

(6)	To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

The holders (the “Stockholders”) of the Company’s common stock of record at the close of business on April 23, 2012, are entitled to notice of, and to vote at, the Meeting, or any adjournments or postponements thereof. A complete list of such Stockholders will be open to the examination of any Stockholder at the Company’s principal executive offices at 40 Valley Stream Parkway, Malvern, Pennsylvania 19355, for a period of 10 days prior to the Meeting and on the day of the Meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE ENCLOSED RETURN ENVELOPE IS MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors,

Andrew I. Koven

Secretary

Malvern, Pennsylvania

April     , 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING TO BE HELD ON JUNE 21, 2012

The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K (“Form 10-K”) for the fiscal year ended December 31, 2011, which Form 10-K, together with the additional cover materials attached thereto, constitutes our 2011 Annual Report to Stockholders, are available at http://ir.auxilium.com.

AUXILIUM PHARMACEUTICALS, INC.

40 Valley Stream Parkway

Malvern, Pennsylvania 19355

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 21, 2012

ANNUAL MEETING OF STOCKHOLDERS

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of Auxilium Pharmaceuticals, Inc. (referred to herein as the “Company”, “Auxilium”, “we”, “us” or “our”) is soliciting your proxy to vote at our 2012 Annual Meeting of Stockholders to be held on Thursday, June 21, 2012 (the “Meeting”), at our offices at 40 Valley Stream Parkway, Malvern, Pennsylvania 19355, at 9:00 a.m., local time, and at any adjournments or postponements thereof.

•	This Proxy Statement summarizes information about the proposals to be considered at the Meeting and other information you may find useful in determining how to vote.

•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

We are mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement and Proxy Card to our stockholders of record as of April 23, 2012 (the “Record Date”) for the first time on or about April     , 2012. In this mailing, we are also including our Annual Report on Form 10-K (“Form 10-K”) for the fiscal year ended December 31, 2011 (“Fiscal 2011”), which Form 10-K, together with the additional cover materials attached thereto, constitutes our 2011 Annual Report to Stockholders (“2011 Annual Report”). In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the 2011 Annual Report so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date.

Information About the Meeting

When is the Meeting?

The Meeting will be held at 9:00 a.m., local time, on Thursday, June 21, 2012.

Where is the Meeting?

The Meeting will be held at our offices at 40 Valley Stream Parkway, Malvern, Pennsylvania 19355.

What is the purpose of the Meeting?

At the Meeting, stockholders will act upon the matters listed in the Notice of Annual Meeting of Stockholders and any other matters that properly come before the Meeting or any adjournments or postponements thereof.

Who can attend the Meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the Meeting. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares through a broker or other nominee, you must bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. All stockholders must check in at the registration desk at the Meeting.

What constitutes a quorum?

A quorum of stockholders is necessary to hold a valid meeting for the transaction of business. The presence at the Meeting, in person or by proxy, of the holders entitled to cast at least a majority of votes which all stockholders are entitled to cast as of the Record Date will constitute a quorum. Broker non-votes, abstentions and votes withheld count as shares present at the Meeting for purposes of calculating whether a quorum is present. On the Record Date, there were              shares of our common stock outstanding.

What are the recommendations of the Board?

Unless you instruct otherwise on your Proxy Card, the persons named as proxy holders on the Proxy Card will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth below.

•	Proposal 1: Election of Directors—FOR ALL NOMINEES;

•

Proposal 2: FOR approval of the amendment and restatement of the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan (the “Equity Compensation Plan” or the “Plan”) to increase the number of shares of Company common stock authorized for issuance under the Plan by 1,400,000 shares from 14,400,000 to 15,800,000 shares, to remove the sub-limit applicable to stock awards, stock units and other equity-based awards (other than stock appreciation rights), and to provide for fungible share counting for shares issued in respect of stock awards, stock units or other equity-based awards (other than stock appreciation rights);

•

Proposal 3: FOR the ratification of the selection by the Audit and Compliance Committee of the Board (the “Audit Committee”) of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (“Fiscal 2012”);

•

Proposal 4: FOR approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”), including the compensation discussion and analysis, the compensation tables and any related materials disclosed in this Proxy Statement; and

•

Proposal 5: FOR approval to amend Section 2.9 of the Company’s bylaws (the “Bylaws”) to require any director nominee who receives, in an uncontested election, a greater number of votes “withheld” from and “against” his or her election than votes “for” such election to tender his or her resignation, the effectiveness of which shall be subject to acceptance by the Board.

The proxy holders will vote in their own discretion with respect to any other matter that properly comes before the Meeting or any adjournments or postponements thereof.

Information About Voting

Who can vote at the Meeting?

All stockholders of record at the close of business on the Record Date, April 23, 2012, are entitled to vote at the Meeting and any adjournments or postponements of the Meeting.

What are the voting rights of the holders of the common stock?

Holders of our common stock will vote on all matters to be acted upon by the stockholders at the Meeting. Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon at the Meeting.

How do I vote?

You may attend the Meeting and vote in person. Alternatively, you may vote your shares by proxy by mail. To vote by mail, simply complete, sign and date your Proxy Card and return it in the postage-paid return envelope provided for receipt by us prior to June 21, 2012 (Proxy Cards received on or after June 21, 2012 (i.e., the Meeting date) will not be counted). Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Meeting or any adjournments or postponements thereof.

If you want to vote in person at the Meeting and you hold shares of our common stock in street name, you must obtain a Proxy Card from your broker and bring that Proxy Card to the Meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the Record Date and valid picture identification, such as a driver’s license or passport.

Is my vote confidential?

Yes. Proxy Cards, ballots and voting tabulations that identify stockholders are kept confidential except in certain circumstances where it is important to protect the interests of Auxilium and its stockholders.

What if I sign and return my Proxy Card but I do not indicate my preference on the Proxy Card?

If you sign and return your Proxy Card but do not indicate how you would like your shares to be voted for a particular proposal, your shares will be voted as follows for each such proposal:

(i)	Proposal 1: Election of Directors—FOR ALL NOMINEES;

(ii)	Proposal 2: FOR approval of the amendment and restatement of the Equity Compensation Plan to increase the number of shares of Company common stock authorized for issuance under the Plan by 1,400,000 shares from 14,400,000 to 15,800,000 shares, to remove the sub-limit applicable to stock awards, stock units and other equity-based awards (other than stock appreciation rights), and to provide for fungible share counting for shares issued in respect of stock awards, stock units or other equity-based awards (other than stock appreciation rights);

(iii)	Proposal 3: FOR the ratification of the selection by the Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2012;

(iv)	Proposal 4: FOR approval, on an advisory basis, of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in this Proxy Statement; and

(v)	Proposal 5: FOR approval to amend Section 2.9 of the Company’s Bylaws to require any director nominee who receives, in an uncontested election, a greater number of votes “withheld” from and “against” his or her election than votes “for” such election to tender his or her resignation, the effectiveness of which shall be subject to acceptance by the Board.

As to other matters as may properly come before the Meeting or any adjournments or postponements thereof, the persons named in the proxy will be authorized to vote upon such matters in their own discretion.

Can I change my vote after I return my Proxy Card?

Yes. Even after you have submitted your Proxy Card, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Auxilium either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Meeting in person and request to recast your vote. Attendance at the Meeting will not, by itself, revoke a previously granted proxy. For information regarding how to vote in person, see “How do I vote?” on page     .

What vote is required to approve each proposal?

Proposal 1: Election of Directors. The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors, provided a quorum is present in person or by proxy. A plurality means that the seven nominees receiving the most votes for election to a director position are elected as directors. Our Board recently adopted a resolution that fixed the number of directors comprising the Board at seven, effective immediately upon the conclusion of the Meeting. This will reduce the size of our Board from nine to seven members. Accordingly, two of our current directors have not been included in the slate of director nominees submitted to the stockholders at the Meeting. Votes that are withheld and broker non-votes will be excluded entirely from the vote to elect directors and have no effect. Thus, the seven candidates with the most affirmative votes will be elected at the Meeting.

Proposal 2: Approval of the Amended and Restated Equity Compensation Plan. The affirmative vote of a majority of the votes cast at the Meeting is required to adopt and approve the amendment and restatement of the Equity Compensation Plan to: increase the number of shares of Company common stock authorized for issuance under the Plan by 1,400,000 shares from 14,400,000 to 15,800,000 shares; to remove the sub-limit applicable to stock awards, stock units and other equity-based awards (other than stock appreciation rights); and to provide for fungible share counting for shares issued in respect of stock awards, stock units or other equity-based awards (other than stock appreciation rights), provided a quorum is present in person or by proxy. Abstentions will count in the tabulations of votes cast on this proposal and will have the effect of a vote against for purposes of determining whether the proposal is approved. Broker non-votes are not counted as votes cast or shares voting on this proposal and will have no effect on the voting on this proposal.

Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the Meeting is required to ratify the selection by the Audit Committee of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for Fiscal 2012, provided a quorum is present in person or by proxy. Abstentions and broker non-votes will count in the tabulations of votes cast on this proposal and will have the effect of a vote against for purposes of determining whether the proposal is approved.

Proposal 4: Advisory Vote on Executive Compensation. Because the vote is advisory, it will not be binding upon the Company, the Board of Directors or the Compensation Committee of the Board. The Board of Directors and the Compensation Committee of the Board, which is comprised of independent directors, value the opinions of the Company’s stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Proposal 5: Approval of Amendment to Company’s Bylaws. The affirmative vote of a majority of the votes cast at the Meeting is required to approve the amendment of the Company’s Bylaws to require any director nominee who receives, in an uncontested election, a greater number of votes “withheld” from and “against” his or her election than votes “for” such election to tender his or her resignation, the effectiveness of which shall be subject to acceptance by the Board, provided a quorum is present in person or by proxy. Abstentions will count in the tabulations of votes cast on this proposal and will have the effect of a vote against for purposes of determining whether the proposal is approved. Broker non-votes are not counted as votes cast or shares voting on this proposal and will have no effect on the voting on this proposal.

What is a broker non-vote?

A broker non-vote occurs when a broker submits a Proxy Card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of auditors. Non-routine matters include matters such as the election of directors, the approval of, and amendments to, stock plans and the approval of an amendment to a company’s bylaws. Therefore, if you do not give your broker or nominee specific instructions, your shares will not be voted on non-routine matters and may not be voted on routine matters. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum present at the meeting for the purpose of transacting business.

Will a proxy solicitor be used?

Yes. The Company has engaged Georgeson Inc. to assist in the solicitation of proxies for the Meeting, and the Company estimates that it will pay them a fee of approximately $12,500 and will reimburse them for reasonable administrative and out-of-pocket expenses incurred in connection with the solicitation.

Who can help answer my other questions?

If you have more questions about the Meeting, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Georgeson Inc., our proxy solicitor, toll free at (877) 797-1153. If your broker, dealer, commercial bank, trust company or other nominee holds your shares, you should also call your broker, dealer, commercial bank, trust company or other nominee for additional information.

Important Notice Regarding the Availability of Proxy Materials for the Meeting

The Notice of Annual Meeting of Stockholders, Proxy Statement and Form 10-K, which Form 10-K, together with the additional cover materials attached thereto, constitutes our 2011 Annual Report, are available at http://ir.auxilium.com.

DISCUSSION OF PROPOSALS

Proposal 1: Election of Directors

At the Meeting, seven directors are to be elected to hold office until the next Annual Meeting of Stockholders after his or her election or until his or her resignation or removal.

The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors. A plurality means that the seven nominees receiving the most votes for election to a director position are elected as directors. Votes may be cast (i) FOR ALL NOMINEES, (ii) WITHHOLD FOR ALL NOMINEES or (iii) FOR ALL NOMINEES except as noted by you on the appropriate portion of your Proxy Card. Votes that are withheld and broker non-votes will be excluded entirely from the vote to elect directors and have no effect. Thus, the seven candidates with the most FOR votes will be elected at the Meeting.

The names and biographies of the nominees for election to our Board appear below. Each of these nominees is currently a member of the Board. In the event any of the nominees should become unavailable or unable to serve as a director, it is intended that votes will be cast for a substitute nominee designated by the Board. The Board has no reason to believe that the named nominees will be unable to serve if elected. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

	Age	Served as a Director Since	Position with Auxilium

Rolf A. Classon	66	May 2004	Chairman of the Board

Adrian Adams	61	December 2011	Chief Executive Officer, President and Director

Peter Brandt.	55	December 2010	Director

Oliver S. Fetzer, Ph.D.	47	December 2005	Director

Paul A. Friedman, M.D.	69	June 2010	Director

Nancy S. Lurker	54	June 2011	Director

William T. McKee	50	March 2009	Director

The principal occupations and business experience, for at least the past five years, and the key experience, attributes and qualifications of each director nominee are as follows:

Rolf A. Classon was appointed as the Chairman of our Board of Directors in April 2005. He formerly served as Vice Chairman from March 2005 to April 2005 and has served as one of our directors since May 2004. Mr. Classon currently serves as Chairman of Hill-Rom Corporation, where he also served as Interim CEO from May 2005 until March 2006. Mr. Classon also currently serves as Chairman of the Board of Directors of Tecan Group Ltd. and as a member of the Board of Directors of Fresenius Medical Care. He also served as a member of the Board of Directors of Enzon Pharmaceuticals, Inc. until May 2011 and also served as Chairman and Independent Director of EKR Therapeutics, Inc. until October 2011. From October 2002 until July 2004, Mr. Classon was Chairman of the Executive Committee of Bayer HealthCare AG, a subsidiary of Bayer AG. Between 1995 and 2002, he served as President of Bayer Diagnostics, and from 1991 to 1995, he served as Executive Vice President of Bayer Diagnostics. Prior to that, he held various management positions with Pharmacia Corporation. Mr. Classon received his Chemical Engineering Certificate from the Gothenburg School of Engineering in 1965 and a Business Degree from the Gothenburg University in 1969. With over 40 years in the pharmaceutical industry, Mr. Classon brings valuable insights into all facets of our business. In addition, as a result of Mr. Classon’s years of board experience for numerous companies, he brings valuable knowledge of corporate governance and provides valuable oversight.

Adrian Adams has served as our President and Chief Executive Officer and as a director since December 7, 2011. Prior to joining Auxilium, he served as Chief Executive Officer and Chairman of the Board of Directors of

Neurologix, Inc. from September 2011 until November 2011. Previously, he served as President and Chief Executive Officer and as a director of Inspire Pharmaceuticals, Inc. from February 2010 until May 2011, at which time Inspire was acquired by Merck & Co., Inc. Prior to joining Inspire, Mr. Adams served as President and Chief Executive Officer of Sepracor Inc. from March 2007 until February 2010, at which time Sepracor was acquired by Dainippon Sumitomo Pharma Co., Ltd. Prior to joining Sepracor, Mr. Adams was President and Chief Executive Officer of Kos Pharmaceuticals, Inc. from 2002 until the acquisition of the company by Abbott Laboratories in December 2006. Mr. Adams also serves on the Board of Directors of Amylin Pharmaceuticals. With over 30 years’ experience in the pharmaceutical industry, including extensive prior experience as a public company chief executive, Mr. Adams brings to the Company vision, leadership and proven experience in growing organizations, driving corporate development activities and successfully building pipelines to create value for stockholders.

Peter C. Brandt has served as one of our directors since December 2010. Since February 2011, Mr. Brandt has served on the Board of Directors and, on November 21, 2011, became interim Chief Executive Officer and President of ePocrates, Inc. Also, since September 2010, Mr. Brandt has served on the Board of Directors of Rexahn Pharmaceuticals, Inc. Mr. Brandt was most recently President and Chief Executive Officer of Noven Pharmaceuticals, a specialty pharmaceutical company. He served as President, Chief Executive Officer, and as a member of the Board of Directors from early 2008 to late 2009, at which time Noven was acquired by Hisamitsu. Before leading Noven, Mr. Brandt was the President of U.S. Pharmaceuticals Operations at Pfizer in 2006. Prior to leading Pfizer’s U.S. Pharmaceuticals Operations, Mr. Brandt held roles at Pfizer with both operational responsibilities—as President of Latin America Pharmaceuticals Operations—and global pharmaceuticals staff responsibilities—as Senior Vice President of Finance, Information Technology, Planning and Business Development, and Pfizer Health Solutions. Mr. Brandt began his 28-year career at Pfizer in Finance. Mr. Brandt holds a BA from the University of Connecticut and an MBA from the Columbia School of Business. Through his years of experience in the pharmaceutical industry, Mr. Brandt brings valuable strategic development, corporate leadership, operations and finance experience to the Board.

Oliver S. Fetzer, Ph.D., has served as one of our directors since December 2005. In April 2009, Dr. Fetzer was appointed President and Chief Executive Officer of Cerulean Pharma Inc. Since April 2011, Dr. Fetzer has served as a member of the Board of Directors of Tecan Group Ltd. From July 2004 until September 2007, Dr. Fetzer served as Senior Vice President, Corporate Development and Research & Development at Cubist Pharmaceuticals, Inc. From January 2003 to July 2004, he served as Cubist Pharmaceuticals, Inc.’s Senior Vice President, Corporate Development and Chief Business Officer and, from July 2002 until January 2003, he served as its Senior Vice President, Business Development. Before his time at Cubist Pharmaceuticals, Inc., starting in 1993, Dr. Fetzer held various positions of increasing responsibility at the Boston Consulting Group (BCG), a leading management consulting firm, including Consultant, Project Leader, Manager and Vice President and Director. Dr. Fetzer received a B.S. in Biochemistry from the College of Charleston (South Carolina), a Ph.D. in Pharmaceutical Sciences from the Medical University of South Carolina and an M.B.A. from Carnegie Mellon University. Through his years of experience as an executive in the pharmaceutical industry, Dr. Fetzer brings valuable strategy and corporate development, drug discovery and development, medical affairs and project management experience to the Board.

Paul A. Friedman, M.D., has served as one of our directors since June 2010. Dr. Friedman has served as Chief Executive Officer and a director of Incyte Corporation since 2001. From 1994 to 1998, Dr. Friedman served as President of Research & Development for the DuPontMerck Pharmaceutical Company; and from 1998 to 2001 as President of DuPont Pharmaceuticals Research Laboratories, a wholly owned subsidiary of the DuPont Company. From 1991 to 1994, he served as Senior Vice President at Merck Research Laboratories. Prior to his tenures at Merck and DuPont, Dr. Friedman was an Associate Professor of Medicine and Pharmacology at Harvard Medical School. Dr. Friedman is a diplomat of the American Board of Internal Medicine and a member of the American Society of Clinical Investigation. Dr. Friedman was a director of Bausch & Lomb Incorporated from June 2004 until its acquisition in October 2007 and a director of Sirtris Pharmaceuticals, Inc. from March 2008 until its acquisition in June 2008. He received his A.B. in Biology from Princeton University and his M.D.

from Harvard Medical School. Dr. Friedman’s more than 20 years of experience in the pharmaceutical industry brings management and research and development expertise to the Board. In addition, his experience as a director of other publicly held life sciences and healthcare companies brings further oversight and corporate governance experience to the Board.

Nancy S. Lurker has served as one of our directors since June 2011. She has served as Chief Executive Officer and a director of PDI, Inc. (“PDI”) since November 2008. Prior to joining PDI, Ms. Lurker was Senior Vice President and Chief Marketing Officer of Novartis Pharmaceuticals Corporation, the U.S. subsidiary of Novartis AG, where she oversaw a product portfolio in multiple therapeutic areas from June 2006 to December 2007. Prior to that, she served as President and Chief Executive Officer of ImpactRx, Inc. since 2003. From 2000 to 2003, Ms. Lurker served as Group Vice President—Global Primary Care Products for Pharmacia Corporation. From 1995 to 1996, Ms. Lurker was Vice President for Business Development at National Physicians Corporation, a division of Bristol-Myers Squibb. From 1984 to 1998, Ms. Lurker rose from senior sales representative at Bristol Myer Squibb to various product management and business development positions, ultimately becoming Senior Director-Worldwide Cardiovascular Franchise Management of Bristol-Myers Squibb. Ms. Lurker was a director of Elan Pharmaceuticals during 2005 and 2006; and of ConjuChem Biotechnologies Inc. from 2004 to 2006. Ms. Lurker received a B.S. in Biology with high honors from Seattle Pacific University and an M.B.A. from the University of Evansville. Ms. Lurker’s more than 25 years of experience in the life sciences industry bring valuable commercial, operations and general management experience to the Board. In addition, her experience as a director of other publicly held life sciences companies brings further oversight and corporate governance experience to the Board.

William T. McKee has served as one of our directors since March 2009. Since July 2010, Mr. McKee has served as Chief Operating Officer and Chief Financial Officer for EKR Therapeutics, Inc. Until March 2010, Mr. McKee served as the Executive Vice President and Chief Financial Officer of Barr Pharmaceuticals, LLC, a subsidiary of Teva Pharmaceutical Industries Limited (“Teva”) and the successor entity to Barr Pharmaceuticals, Inc. (“Barr”), a NYSE listed company, which was acquired by Teva on December 23, 2008. Mr. McKee was also Executive Vice President and Chief Financial Officer of Barr prior to its acquisition by Teva, after having served in positions of increasing responsibility at Barr from 1995 until its acquisition. Prior to joining Barr, Mr. McKee served as Director of International Operations and Vice President-Finance at Absolute Entertainment, Inc. from June 1993 until December 1994. From 1990 until June 1993, Mr. McKee worked at Gramkow & Carnevale, CPA’s, and from 1983 until 1990, he worked at Deloitte & Touche. Mr. McKee received his Bachelor of Business Administration degree from the University of Notre Dame. Through his years of experience as a chief financial officer and a public accountant, Mr. McKee provides valuable financial and leadership experience to the Board.

Our Board has recently adopted a resolution that fixed the number of directors comprising the Board at seven, effective immediately upon the conclusion of the Meeting. This will reduce the size of our Board from nine to seven members. Accordingly, two of our current directors, Al Altomari and Renato Fuchs, Ph.D., have not been included in the slate of director nominees submitted to the stockholders at the Meeting.

THE BOARD BELIEVES THAT THE ELECTION OF THE NOMINEES FOR DIRECTOR IS IN THE BEST INTERESTS OF AUXILIUM AND ITS STOCKHOLDERS AND, THEREFORE, THE BOARD RECOMMENDS A VOTE “FOR ALL NOMINEES” FOR DIRECTOR.

Proposal 2: Approval of the Amended and Restated Equity Compensation Plan

On April 3, 2012, the Board unanimously approved the amendment and restatement of the Equity Compensation Plan, subject to approval by the stockholders of the Company at the Meeting, to: increase the number of shares of Company common stock authorized for issuance under the Plan by 1,400,000 shares from 14,400,000 to 15,800,000 shares; to remove the sub-limit applicable to stock awards, stock units and other equity-based awards (other than stock appreciation rights); and to provide for fungible share counting for shares issued in respect of stock awards, stock units or other equity-based awards (other than stock appreciation rights). Accordingly, pursuant to the amendment and restatement of the Plan, there will be no sub-limit in the Plan applicable to stock awards, stock units or other equity-based awards (other than stock appreciation rights). Instead, the amendment and restatement of the Plan provides for fungible share counting. Specifically, the Plan currently provides that each share issued in respect of any award is counted as one share against the aggregate share limit. The amendment and restatement provides that shares issued in respect of any stock awards, stock units or other equity-based awards (other than stock appreciation rights) are counted against the aggregate share limit as 1.7 shares for every one share actually issued in connection with the award.

The Board has directed that the proposal to amend and restate the Plan be submitted to the Company’s stockholders for their approval at the Meeting. Stockholder approval of the amendment and restatement of the Plan is being sought (i) so that compensation attributable to grants under the Plan may continue to qualify for an exemption from the $1 million deduction limit under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) in order for incentive stock options to meet the requirements of the Code, and (iii) in order to meet the Nasdaq Global Market listing requirements. If the stockholders do not approve the amendment and restatement of the Plan at the Meeting, the amendment and restatement of the Plan will not become effective, and the number of shares authorized for issuance under the Plan will not be increased by 1,400,000 shares, the sub-limit applicable to stock awards, stock units and other equity-based awards (other than stock appreciation rights) will remain in place, and each share issued in respect of any award will continue to be counted as one share against the aggregate share limit.

The Board believes that our interests and the interests of our stockholders will be advanced if we can continue to offer our employees, notably at the senior management level, advisors, consultants, and non-employee directors the opportunity to acquire or increase their proprietary interests in us. The Board has concluded that our ability to attract, retain and motivate top quality management and employees is material to our success and would be enhanced by our continued ability to grant equity compensation under the Plan. Accordingly, the Board has determined that the number of shares of Company common stock available for issuance or transfer under the Plan should be increased so that we may continue our compensation structure and strategy and succession planning process.

The affirmative vote of a majority of the votes cast at the Meeting is required to adopt and approve the amendment and restatement of the Plan, provided a quorum is present in person or by proxy. Votes may be cast FOR or AGAINST or you may ABSTAIN. Abstentions will count in the tabulations of votes cast on this proposal and will have the effect of a vote against for purposes of determining whether the proposal is approved. Broker non-votes are not counted as votes cast or shares voting on this proposal and will have no effect on the voting on this proposal.

For information with respect to grants to certain executive officers in Fiscal 2011 under the Plan, see the table captioned “Grants of Plan-Based Awards” on page      and for information with respect to grants to the Company’s non-employee directors, see page     .

The material terms of the proposed amendment and restatement of the Plan are summarized below. A copy of the full text of the Plan is attached to this Proxy Statement as Appendix A. This summary of the Plan is not intended to be a complete description of the Plan. This summary is qualified in its entirety by the actual text of the Plan to which reference is made.

THE BOARD BELIEVES THAT THE AMENDMENT AND RESTATEMENT OF THE PLAN IS IN THE BEST INTERESTS OF AUXILIUM AND ITS STOCKHOLDERS AND, THEREFORE, IT RECOMMENDS A VOTE “FOR” THE AMENDMENT AND RESTATEMENT.

Material Terms of the Plan

Purposes and Effects. The Plan was adopted by the Board and approved by the Company’s stockholders in June 2004. Amendment 2006-1 to the Plan was approved by the Company’s stockholders in June 2006, and was further amended and restated by the Compensation Committee of the Board on October 3, 2006. The Plan was further amended with the approval by the Company’s stockholders in June 2007 and in June 2009 and was amended and restated in December 2009 by the Compensation Committee of the Board. The Plan was most recently amended and restated with the approval of the Company’s stockholders in June 2011. The purpose of the Plan is to attract and retain employees, non-employee directors, consultants and advisors. The Plan provides for the issuance of incentive stock options, nonqualified stock options, stock awards, stock units, dividend equivalents and other equity-based awards. The Plan provides an incentive to participants to contribute to our economic success by aligning the economic interests of participants with those of our stockholders.

Administration of the Plan. The Plan is administered by the Compensation Committee of the Board. The Compensation Committee determines all of the terms and conditions applicable to grants under the Plan. The Compensation Committee determines who receives grants under the Plan and the number of shares of our Company common stock that will be subject to grants. Grants to our non-employee directors may only be made by the Board.

Share Reserve. The Plan currently has 14,400,000 shares of the Company common stock authorized for issuance, of which              shares of Company common stock have been issued and              shares of Company common stock have been reserved for issuance with respect to outstanding awards under the Plan, both as of March 31, 2012. The Plan currently limits the number of shares of Company common stock that may be issued under the Plan pursuant to stock awards, stock units and other equity-based awards (other than stock appreciation rights) to 4,450,000 shares, subject to adjustment as described below. Pursuant to the amendment and restatement of the Plan, up to 15,800,000 shares of Company common stock will be authorized for issuance, subject to adjustment as described below and the sublimit described in the preceding sentence will be eliminated. Instead, pursuant to the amendment and restatement of the Plan, for each share issued pursuant to stock awards, stock units and other equity-based awards (other than stock appreciation rights), the number of shares authorized for issuance under the Plan will be reduced by 1.7 shares. We intend to register the additional 1,400,000 shares of Company common stock authorized for issuance under the Plan as soon as practicable after the Meeting.

The Plan contains a limit of 500,000 shares as the maximum number of shares of Company common stock that may be issued with respect to all grants other than dividend equivalents to an individual in any calendar year, subject to adjustment as described below. A grantee may not accrue dividend equivalents during any calendar year in excess of $100,000. Stockholder approval of the amendment and restatement of the Plan will constitute reapproval of the 500,000 annual individual share limit and $100,000 annual dividend equivalent limit in the Plan for purposes of section 162(m) of the Code.

If any options or stock appreciation rights under the Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or if and to the extent any stock awards, stock units or other equity-based awards under the Plan are forfeited, the shares subject to such grants will again be available for purposes of the Plan; provided that with respect to shares subject to stock awards, stock units or other equity-based awards (other than stock appreciation rights) that are forfeited under the Plan, such forfeited shares will increase the pool by 1.7 shares for each share forfeited. If any shares of Company common stock are surrendered in payment of the exercise price of an option or withheld or surrendered for payment of taxes, those shares will not be available again for grants under the Plan. If stock appreciation rights are granted as other equity-based awards, the full number of shares subject to the stock appreciation rights will be considered issued under the Plan, without regard to the number of shares issued upon exercise of the stock appreciation rights and without regard to any cash settlement of the stock appreciation rights. If any grants are paid in cash, and not in shares of Company common stock, any shares of Company common stock subject to such grants will not count against the foregoing share limits.

Adjustments. In connection with stock splits, reverse stock splits, stock dividends, recapitalizations and other events affecting Company common stock without the Company’s receipt of consideration, the maximum number of shares of Company common stock reserved for issuance as grants, the maximum number of shares of Company common stock that may be issued under the sub-limit in the Plan pursuant to stock awards, stock units and other equity-based awards (other than stock appreciation rights), the maximum number of shares of Company common stock that any individual participating in the Plan may be granted in any year, the number and kind of shares covered by outstanding grants, the kind of shares that may be issued or transferred under the Plan, and the price per share or market value of any outstanding grants will be equitably adjusted by the Compensation Committee, as the Compensation Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under grants; provided, however, that any fractional shares resulting from such adjustments shall be eliminated. The Compensation Committee will have discretion to make the foregoing equitable adjustments in any circumstances in which an adjustment is not mandated by the terms of the Plan or applicable law, including in the event of a change of control. Any adjustments to outstanding grants will be consistent with section 409A or 422 of the Code, to the extent applicable. Any adjustments determined by the Compensation Committee will be final, binding and conclusive.

Eligibility. All of our employees and employees of our subsidiaries are eligible to receive grants under the Plan. In addition, our non-employee directors and consultants and advisors who perform services for us and our subsidiaries may receive grants under the Plan. As of April 23, 2012, approximately              persons are eligible as employees or non-employee directors to receive awards under the Plan, including nine executive officers and eight non-employee directors. Consultants and advisors who perform services for us and our subsidiaries are also eligible to receive grants under the Plan, although we do not have current plans to make grants to such individuals.

Vesting. The Compensation Committee determines the vesting of awards granted under the Plan, subject to certain limitations as described in more detail in the Plan. Stock awards, stock units or other equity-based awards (other than stock appreciation rights) are subject to certain minimum vesting requirements as described in more detail in the Plan.

Options. Under the Plan, the Compensation Committee may grant options to purchase shares of Company common stock in amounts and at exercise prices as the Compensation Committee determines. Under the Plan, the Compensation Committee may grant options intended to qualify as incentive stock options under section 422 of the Code, or nonqualified stock options, which are not intended to so qualify. Incentive stock options may only be granted to employees. The exercise price of an incentive stock option cannot be less than the fair market value of a share of Company common stock on the date the option is granted. If an incentive stock option is granted to a 10% stockholder, the exercise price cannot be less than 110% of the fair market value of a share of Company common stock on the date the option is granted. The exercise price of a nonqualified stock option may be equal to or greater than the fair market value of a share of Company common stock on the date the option is granted, as determined by the Compensation Committee.

The exercise price for any option is generally payable:

•	in cash;

•	as permitted by the Compensation Committee, by the surrender of shares of Company common stock with an aggregate fair market value on the date the option is exercised equal to the exercise price;

•	by payment through a broker in accordance with procedures established by the Federal Reserve Board; or

•	by another method approved by the Compensation Committee.

The term of an option cannot exceed ten years from the date of grant. If an incentive stock option is granted to a 10% stockholder, the term cannot exceed five years from the date of grant.

Except as provided in the grant instrument or as otherwise determined by the Compensation Committee, an option may only be exercised while a grantee is employed by or providing service to us or our subsidiaries or during an applicable period after termination of employment or service. Under the Plan, the Compensation Committee may accelerate the exercisability of any or all options at any time for any reason.

Stock Awards. Under the Plan, the Compensation Committee may grant stock awards. A stock award is an award of Company common stock that may be issued for consideration or no consideration and may be subject to restrictions as the Compensation Committee determines. The restrictions, if any, may lapse over a specified period of employment or based on the satisfaction of pre-established criteria, in installments or otherwise, as the Compensation Committee may determine. Except to the extent restricted under the grant instrument relating to the stock award, a grantee awarded a stock award will have all of the rights of a stockholder as to those shares, including the right to vote and the right to receive dividends or distributions on the shares. All unvested stock awards are forfeited if the grantee’s employment or service is terminated for any reason, unless the Compensation Committee determines otherwise in the grant instrument.

Stock Units. Under the Plan, the Compensation Committee may grant stock units. Stock units are phantom units that represent shares of Company common stock on a one-for-one basis. Stock units become payable on terms and conditions determined by the Compensation Committee and will be payable in cash or shares of Company common stock as determined by the Compensation Committee. All unvested stock units are forfeited if the grantee’s employment or service terminates for any reason, unless the Compensation Committee determines otherwise in the grant instrument.

Other Equity-Based Awards. Under the Plan, the Compensation Committee may grant other types of awards that are based on, measured by, or payable in shares, of Company common stock, including stock appreciation rights. The Compensation Committee will determine the terms and conditions of such awards. Other equity-based awards may be payable in cash, shares of Company common stock or a combination of the two.

Dividend Equivalents. Under the Plan, the Compensation Committee may grant dividend equivalents in connection with any grant made under the Plan. Dividend equivalents entitle the grantee to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding. The Compensation Committee will determine whether dividend equivalents will be paid currently or credited to a bookkeeping account as a dollar amount or in the form of stock units. Dividend equivalents may be paid in cash, in shares of Company common stock or in a combination of the two. The Compensation Committee will determine whether they will be conditioned upon the exercise, vesting or payment of the grant to which they relate and the other terms and conditions of the grant.

Qualified Performance-Based Compensation. The Plan permits the Compensation Committee to impose performance goals that must be met with respect to grants of stock awards, stock units, dividend equivalents and other equity-based awards that are intended to meet the exception for qualified performance-based compensation under section 162(m) of the Code. Prior to or soon after the beginning of the performance period, the Compensation Committee will establish the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met and any other conditions.

The performance goals, to the extent designed to meet the requirements of section 162(m) of the Code, will be based on one or more of the following criteria: total stockholder return; total stockholder return as compared to total stockholder return of comparable companies or a publicly available index; net income; pretax earnings; earnings before interest expense and taxes; earnings before interest expense, taxes, depreciation and amortization; earnings per share; return on equity; return on assets; revenues; asset growth; operating ratios; access to and availability of funding; asset quality; regulatory filings; regulatory approvals; or other operational, regulatory or departmental objectives. Stockholder approval of the amendment and restatement of the Plan will constitute reapproval of the foregoing list of performance criteria for purposes of section 162(m) of the Code.

Deferrals. The Compensation Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of Company common stock that would otherwise be due to the grantee in connection with a grant under the Plan. The Compensation Committee will establish the rules and procedures applicable to any such deferrals.

Change of Control. If we experience a change of control and we are not the surviving corporation, unless the Compensation Committee determines otherwise, all outstanding options will be assumed or replaced with comparable options by the surviving corporation, and other outstanding grants will be converted into similar grants of the surviving corporation.

The Compensation Committee may also provide that:

•	outstanding options will become exercisable in whole or in part upon the change of control or such other event as the Board determines;

•	restrictions and conditions on stock awards will lapse in whole or in part upon the change of control or upon such other event as the Compensation Committee determines;

•	grantees holding stock units, dividend equivalents and other equity-based awards will receive payment in settlement of their awards in an amount and on terms determined by the Compensation Committee;

•

grantees will be required to surrender their outstanding options in exchange for a payment or payments by us, in cash or in shares of Company common stock, in an amount by which the fair market value of the underlying shares of Company common stock exceeds the exercise price, if any, on such terms as the Compensation Committee determines; or

•	after grantees have the opportunity to exercise their options, any unexercised options will be terminated on the date determined by the Compensation Committee.

In general terms, a change of control under the Plan occurs if:

•	a person, entity or affiliated group acquires more than 50% of our then outstanding voting securities;

•

we merge with another entity, unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	we sell or dispose of all or substantially all of our assets;

•	we are liquidated or dissolved; or

•

directors are elected to the Board such that a majority of the members of the Board will have been members of the Board for less than two years, unless the election or nomination of each new director was approved by at least two-thirds of the directors then in office at the beginning of the two-year period.

Amendment; Termination. The Board may amend or terminate the Plan at any time; except that our stockholders must approve any amendment if such approval is required in order to comply with the Code, applicable laws, or applicable stock exchange requirements. Unless terminated sooner by the Board or extended with stockholder approval, the Plan will terminate on June 12, 2017.

Stockholder Approval for Qualified Performance-Based Compensation. If stock awards, stock units, other equity-based awards or dividend equivalents are granted as qualified performance-based compensation under section 162(m) of the Code as described under “Qualified Performance-Based Compensation” above, the Plan must be re-approved by the Company’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the Plan.

Grants Under the Plan. Grants under the Plan are discretionary, so it is currently not possible to predict the number of shares of our common stock that will be granted or who will receive grants under the Plan after the Meeting. As of April 23, 2012,             shares of Company common stock have been issued and              shares are subject to outstanding awards under the Plan.

The last sales price of a share of Company common stock on April 23, 2012 was $             per share.

Federal Income Tax Consequences of the Plan

The federal income tax consequences of grants under the Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the Plan. This discussion is intended for the information of stockholders considering how to vote at the Meeting and not as tax guidance to grantees, as the consequences may vary with the types of grants made, the identity of the grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of our common stock or payment of cash under the Plan. Future appreciation on shares of our common stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of our common stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

(i) If shares of Company common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.

(ii) If an employee exercises a stock option that qualifies as an incentive stock option, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of Company common stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an incentive stock option before satisfying both holding period requirements, the employee will recognize ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

(iii) A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or any of its four other most highly compensated officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and any stock appreciation rights granted under the Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents, and other equity-based awards granted under the Plan may be designated as qualified performance-based compensation if the Compensation Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Compensation Committee may permit a grantee to satisfy our withholding obligation with respect to grants paid in shares of our common stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm

Subject to ratification by our stockholders, the Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2012. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since October 2005. PricewaterhouseCoopers LLP has informed us that they are not aware of any additional independence-related relationships between their firm and us other than the professional services discussed in “Independent Registered Public Accounting Firm Fees and Other Matters” below. The affirmative vote of a majority of the votes cast at the Meeting is required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2012. Votes may be cast (i) FOR, (ii) AGAINST or (iii) may ABSTAIN. Abstentions will count in the tabulations of votes cast on this proposal and will have the effect of a vote against for purposes of determining whether the proposal is approved. Broker non-votes are not counted as votes cast or shares voting on this proposal and will have no effect on the voting on this proposal.

Although stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by law, the Board believes that it is desirable to give our stockholders the opportunity to ratify this selection. If this Proposal 3 is not approved at the Meeting, the selection of such independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm during the year if the Audit Committee determines such a change is advisable.

One or more representatives of PricewaterhouseCoopers LLP is expected to attend the Meeting and will have an opportunity to make a statement and respond to appropriate questions from our stockholders.

THE BOARD BELIEVES THAT THE AUDIT COMMITTEE’S SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2012 IS IN THE BEST INTERESTS OF AUXILIUM AND ITS STOCKHOLDERS AND, THEREFORE, THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

Independent Registered Public Accounting Firm Fees and Other Matters

Aggregate “Audit Fees” paid to PricewaterhouseCoopers LLP, our independent registered public accounting firm, for professional services rendered with respect to Fiscal 2011 and for the fiscal year ended December 31, 2010 (“Fiscal 2010”) were $675,000 and $677,300, respectively. These amounts consist of fees paid for professional services rendered with respect to the audit of our consolidated financial statements for Fiscal 2011 and 2010, the review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, and fees associated with comfort letters, consents and assistance with and review of documents filed with the SEC. In addition, “All Other Fees” paid to PricewaterhouseCoopers LLP during Fiscal 2011 and 2010 amounted to $1,800 and $187,941, respectively, and principally represented advisory and internal control services related to the implementation of document and learning management systems, and other services. There were no “Tax Fees” paid to PricewaterhouseCoopers LLP during Fiscals 2011 and 2010. The following table summarizes the fees that we paid to PricewaterhouseCoopers LLP for Fiscal 2011 and Fiscal 2010:

	Fiscal 2011	Fiscal 2010
Audit Fees	$675,000	$677,300
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	1,800	187,941

Total	$676,800	$865,241

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The prior approval of the Audit Committee was obtained for all services provided by PricewaterhouseCoopers LLP in Fiscal 2011 and Fiscal 2010.

Proposal 4: Advisory Vote to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), gives our stockholders the right to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. Specifically, these rules address the information we must provide in the compensation discussion and analysis, compensation tables and related disclosures included in this Proxy Statement.

As described more fully under “Compensation Discussion and Analysis,” starting on page     , our executive compensation philosophy and programs are designed to meet our objectives of:

•

creating a compensation structure under which a meaningful portion of total compensation relates to our actual performance, including long-term performance, and to the named executive officer’s individual performance;

•

providing competitive target levels of compensation for executive officers, taking into account the compensation paid in the marketplace at comparable companies and the compensation paid by members of our peer group;

•

encouraging the accumulation and maintenance of meaningful equity ownership, and alignment of executive and stockholder interests, by providing compensation that ties the interests of named executive officers to those of our stockholders by linking a significant portion of executive compensation directly to changes in stockholder value; and

•	providing compensation that will enable us to attract, motivate and retain superior talent over the long-term.

We believe that providing a competitive compensation package to our named executive officers is critical to our ability to achieve the foregoing objectives.

In determining named executive officer compensation for 2011, the Compensation Committee considered our performance against our corporate objectives, as well as each named executive officer’s individual performance, macroeconomic conditions generally, and data from peer group companies. The Compensation Committee recognized the continued significant achievements with respect to the Testim® and corporate net loss goals, but also considered that our XIAFLEX® sales target was not met and made the following decisions regarding named executive officer compensation for 2011:

•

the performance-based restricted stock units granted to our named executive officers at the beginning of 2011 that were to be earned based on achieving a specified sales target for XIAFLEX in 2011 were cancelled effective December 31, 2011 resulting in the forfeiture by our named executive officers of the potential to earn shares of our common stock as discussed in more detail in the Compensation Discussion and Analysis under the section entitled “Long-Term Incentive Awards” starting on page     ;

•

the Compensation Committee awarded 93% credit on the corporate achievement factor under the 2011 bonus plan resulting in payouts to named executive officers from 88% to 91% of target, as discussed in more detail in the Compensation Discussion and Analysis under the section entitled “Short-Term Incentive Awards” starting on page     ; and

•

merit-based salary increases and stock option grants were awarded to two of the continuing named executive officers (excluding Mr. Adams) based on each named executive officer’s 2011 performance as discussed in more detail in the Compensation Discussion and Analysis under the sections entitled “Salary” starting on page      and “Long-Term Incentive Awards” starting on page     .

Our compensation practices emphasize compensation opportunities that reward our executives when they deliver targeted financial results. We believe that our executive compensation program is reasonable, competitive and strongly-focused on pay for performance principles and this belief was reinforced by the significant support we received from our stockholders with respect to the compensation of our named executive officers pursuant to the advisory say-on-pay vote we conducted in June 2011. Our Compensation Committee continually evaluates our philosophy and practices in connection with the annual compensation process and we periodically engage in a dialogue with certain of our largest stockholders to understand how stockholders view our pay for performance philosophy for named executive officer compensation and whether there is a belief that our compensation program is aligned with that philosophy. We believe that our executive compensation policies have enabled us to attract and retain talented and experienced senior executives, including our new Chief Executive Officer and other new members of our management team.

In sum, we believe that the Fiscal 2011 compensation of our named executive officers was appropriate and aligned with our Fiscal 2011 results and positions us for growth in future years. Accordingly, the Board recommends that our stockholders vote, on an advisory basis, in favor of the following resolution:

RESOLVED, that the stockholders of Auxilium Pharmaceuticals, Inc. approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the Proxy Statement for the Meeting.

While the vote is not binding on us, our Board and Compensation Committee value the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD BELIEVES THAT THE COMPENSATION PACKAGE FOR OUR NAMED EXECUTIVE OFFICERS IS IN THE BEST INTERESTS OF AUXILIUM AND ITS STOCKHOLDERS AND, THEREFORE, THE BOARD RECOMMENDS AN ADVISORY VOTE “FOR” THE APPROVAL OF THIS COMPENSATION PACKAGE.

Proposal 5: Approval of Amendment to Section 2.9 of Bylaws

The Board recommends that the stockholders approve an amendment to the Company’s Bylaws to require any director nominee who receives, in an uncontested election, a greater number of votes “withheld” from and “against” his or her election than votes “for” such election (a “Majority Withheld Vote”) to tender his or her resignation, the effectiveness of which shall be subject to acceptance by the Board. For purposes of the proposed amendment to our Bylaws, an “uncontested election” means an election in which the number of nominees for election to the Board does not exceed the number of directors to be elected, determined as of a date that is 14 days in advance of the date the Company files its definitive proxy statement with the SEC, regardless of whether the Company thereafter revises or supplements such proxy statement.

Section 2.9 of the Company’s Bylaws currently provides that, when a quorum is present at any meeting, any election by stockholders of directors shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. A plurality means that the director nominees receiving the most votes for election to a director position are elected as directors. Accordingly, nominees who receive a plurality of votes cast are elected even if that plurality constitutes less than a majority. Despite this historical support, the Board understands the interest of the stockholders in ensuring that the Company’s directors continue to have the support of the stockholders. The Nominating and Corporate Governance Committee of the Board and the Board have considered the merits of alternative voting standards for the election of directors. In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board has concluded that it is appropriate to recommend that the stockholders approve a bylaw amendment that would retain the plurality voting standard for the election of directors, but would require any director nominee who receives a Majority Withheld Vote in an uncontested election to tender his or her resignation, the effectiveness of which would be subject to acceptance by the Board.

If the stockholders approve the proposed amendment to our Bylaws, all director nominees will continue to be elected by a plurality voting standard, and the director election process will remain unchanged from the status quo in the case of contested elections (that is, elections in which the number of nominees for election exceeds the number of directors to be elected, as of the determination date specified above). The Board believes that an unmodified plurality voting standard is most appropriate for contested elections because it is possible, for example, that in a contested election no director nominee would receive a greater number of votes “for” his or her election than votes “withheld” from and “against” such election. However, if the stockholders approve the proposed amendment to our Bylaws, any director nominee who receives a Majority Withheld Vote in an uncontested election will be required to tender an offer of resignation from the Board.

If the stockholders approve the proposed amendment to our Bylaws, after a director tenders such a resignation offer, the Nominating and Corporate Governance Committee will consider the resignation offer and recommend to the Board whether to accept the resignation. The Board will act on such recommendation within 90 days following certification of the Stockholder vote and will publicly disclose its decision regarding whether to accept the resignation by filing a Current Report on Form 8-K with the SEC. If the Board decides to reject a resignation offer, it will disclose the reasons for such rejection on the Form 8-K. Reasons for the Board to reject a resignation offer may include, without limitation, the Board’s determination that its membership should include a certain number of financial experts, the Board’s determination that its membership should include a certain number of independent directors or any other factors or considerations that the Board determines to be in the best interests of the Company.

Under the terms of the proposed Bylaws amendment, a director who tenders his or her resignation pursuant to the terms of the amendment will not be permitted to participate in the Nominating and Corporate Governance Committee’s recommendation, or the Board’s action, regarding such resignation offer. However, if each member of the Nominating and Corporate Governance Committee shall have received a Majority Withheld Vote at the same election, the independent directors who did not receive a Majority Withheld Vote in such election will appoint a committee among themselves to consider the resignation offers and recommend to the Board whether to accept them. The foregoing provisions notwithstanding, in the event that at least four directors do not receive a Majority Withheld Vote in a given election, then all directors may participate in the action regarding whether to accept the resignation offers of those directors who did receive a Majority Withheld Vote in such election.

The full text of the proposed amendment to the Company’s Bylaws is attached as Appendix B to this Proxy Statement. The Board encourages all stockholders to carefully review the proposed amendment and recommends that the stockholders approve the proposed amendment.

The affirmative vote of a majority of the votes cast at the Meeting is required to adopt and approve the amendment to our Bylaws, provided a quorum is present in person or by proxy. Votes may be cast FOR or AGAINST or you may ABSTAIN. Abstentions will count in the tabulations of votes cast on this proposal and will have the effect of a vote against for purposes of determining whether the proposal is approved. Broker non-votes are not counted as votes cast or shares voting on this proposal and will have no effect on the voting on this proposal.

THE BOARD BELIEVES THAT THE AMENDMENT TO THE BYLAWS IS IN THE BEST INTERESTS OF AUXILIUM AND ITS STOCKHOLDERS AND, THEREFORE, IT RECOMMENDS A VOTE “FOR” THE AMENDMENT.

Other Matters

As of the date of this Proxy Statement, the Board does not know of any other matters that may come before the Meeting, other than as set forth in the Notice of Annual Meeting of Stockholders and this Proxy Statement. If any other matters properly come before the Meeting or any adjournments or postponements thereof, it is intended that holders of the proxies will vote thereon in their discretion.

Deadline for Submission of Stockholder Proposals for the 2013 Annual Meeting of Stockholders

Proposals of stockholders intended to be presented at the 2013 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by us no later than the close of business on December 31, 2012 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Proposals should be addressed to Andrew I. Koven, Secretary of Auxilium, at the address set forth below.

In addition, our Bylaws require that we be given advance notice of stockholder nominations for election to the Board and of other business that stockholders wish to present for action at an Annual Meeting of Stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 as described above). Such nominations and proposals, other than those made by or on behalf of the Board, must be made by notice in writing delivered to the Secretary at the address set forth below, and received no earlier than February 21, 2013 and no later than March 23, 2013, assuming that the 2013 Annual Meeting of Stockholders is to be held between May 24, 2013 and September 13, 2013, as we currently anticipate. In the event that the 2013 Annual Meeting of Stockholders is not held between May 24, 2013 and September 13, 2013, notice of stockholder nominees or proposals must be received no earlier than 120 days before the date of the 2013 Annual Meeting of Stockholders and no later than 90 days before the date of the 2013 Annual Meeting of Stockholders or the 10th day following our first public announcement of the date of such meeting, whichever is later. Our Bylaws also require that such notice contain certain additional information. Copies of our Bylaws can be obtained without charge from the Secretary.

Proposals and notices mailed should be addressed to Andrew I. Koven, Secretary, Auxilium Pharmaceuticals, Inc., 40 Valley Stream Parkway, Malvern, PA 19355.

CORPORATE GOVERNANCE

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers and employees. Our Code of Conduct contains written standards designed to deter wrongdoing and to promote:

•	honest and ethical conduct by our directors, officers and employees, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that we submit to the SEC and in our other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of our Code of Conduct to appropriate persons or through our hotline; and

•	accountability for adherence to our Code of Conduct.

Our Code of Conduct is posted on our Web site at www.auxilium.com under the heading “For Investors—Corporate Governance.” We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Conduct by making disclosures concerning such matters available on our web site under the heading “For Investors—Corporate Governance.”

Committees and Meetings of our Board of Directors

Board of Directors. Our Corporate Governance Guidelines provide that directors are expected to prepare for, attend and participate in all Board meetings, meetings of committees on which they serve and our Annual Meeting of Stockholders. The Board held fifteen meetings during Fiscal 2011. Throughout this period, each member of the Board attended or participated in at least 75% of the aggregate of the total number of duly constituted meetings of the Board held during the period for which such person had been a director, and the total number of meetings held by all committees of the Board on which each such director served during the periods the director served. The Board has three standing committees: the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee, each of which operates under a charter that has been approved by the Board. Each of these charters is posted on our website at www.auxilium.com under the heading “For Investors—Corporate Governance.” All of our current directors attended the 2011 Annual Meeting.

Our Board recently adopted a resolution that fixed the number of directors comprising the Board at seven, effective immediately upon the conclusion of the Meeting. This will reduce the size of our Board from nine to seven members. Accordingly, two of our current directors, Al Altomari and Renato Fuchs, Ph.D., have not been included in the slate of director nominees submitted to the stockholders at the Meeting.

Compensation Committee. Our Compensation Committee Charter is posted on our website at www.auxilium.com under the heading “For Investors—Corporate Governance.” Our Board amended the Compensation Committee Charter on April 3, 2012, and the amended charter is attached to this proxy statement as Appendix C. Specific responsibilities of our Compensation Committee include:

•	establishing and periodically reviewing our compensation philosophy and the adequacy of our compensation plans and programs;

•	preparing our report on executive compensation for inclusion in our annual proxy statement in accordance with SEC rules and regulations;

•	reviewing and approving compensation of our executive officers and directors;

•	administering our stock incentive and employee stock purchase plans; and

•	reviewing and making recommendations to our Board with respect to incentive compensation and equity plans; and

•

developing succession planning for our Chief Executive Officer and overseeing the development of succession planning for such other key positions, as the Board may direct, and, in all cases, recommending such succession planning to the Board.

Our Compensation Committee is composed solely of “independent directors” under applicable NASDAQ listing standards. The members of our Compensation Committee are Dr. Fetzer (Chairman), Mr. Classon and Dr. Friedman. Our Compensation Committee held nine meetings during Fiscal 2011.

The Compensation Committee retained Radford, a division of AON Hewitt, as an independent compensation consulting firm during 2011. Radford reported directly to the Compensation Committee. The executive compensation consulting services provided by Radford with respect to 2011 totaled $89,691.89. During this time, neither Radford nor its parent AON Hewitt has provided any other services to us. The Compensation Committee has a standing directive that management may not engage Radford for any other services without Compensation Committee consent.

Additional information about the processes and procedures the Compensation Committee follows in considering and setting executive compensation is provided under “Compensation Discussion and Analysis.”

Audit Committee. Our Audit Committee Charter is posted on our website at www.auxilium.com under the heading “For Investors—Corporate Governance.” Our Audit Committee assists the Board in its oversight and review of:

•	our accounting and financial reporting processes;

•	the audits of our financial statements, including the integrity of our financial statements;

•	our critical accounting policies and estimates;

•	risk management;

•	our compliance with legal matters;

•	the preparation of the report required to be included in our annual proxy statement in accordance with SEC rules and regulations;

•	the adequacy and effectiveness of our internal controls;

•	our independent auditors’ qualifications and independence; and

•	the performance of our independent auditors.

The Audit Committee has the sole and direct responsibility for appointing, evaluating and retaining our independent auditors, overseeing their work and monitoring the rotation of partners on our engagement team, as required by law. All audit services and all non-audit services to be provided to us by our independent auditors must be approved in advance by the Audit Committee. The Audit Committee also discusses with management and our independent auditors the results of any annual audit and review of our quarterly financial statements.

The current members of the Audit Committee are Mr. McKee (Chairman), Mr. Altomari and Mr. Brandt, each of whom is an “independent director” under applicable NASDAQ listing standards. The Board has determined that Mr. McKee is an “audit committee financial expert” as required by Section 407 of the Sarbanes-Oxley Act of 2002. The Audit Committee held nineteen meetings during Fiscal 2011. Mr. Altomari’s term as a member of our Board will end as of the Meeting.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee Charter is posted on our website at www.auxilium.com under the heading “For Investors—Corporate Governance.” Specific responsibilities of our Nominating and Corporate Governance Committee include:

•	identify and recommend nominees for election to our Board;

•	develop and recommend to our Board our corporate governance principles; and

•	oversee the evaluation of our Board and management.

Our Nominating and Corporate Governance Committee is composed solely of “independent directors” under applicable NASDAQ listing standards. The members of our Nominating and Corporate Governance Committee are Mr. Classon (Chairman), Dr. Fuchs, and Ms. Lurker. Our Nominating and Corporate Governance Committee held two meetings during Fiscal 2011. Dr. Fuchs’ term as a member of our Board will end as of the Meeting.

Board Leadership Structure

Auxilium has a board leadership structure under which the roles of Chairman of the Board and Chief Executive Officer are separate. The Board believes that it is prudent governance to separate these two functions so that the Chairman of the Board can serve as a check and balance to the Chief Executive Officer and so that the Board can exercise a strong, independent oversight function.

Our Board is comprised, currently, of eight independent directors and one management director, who also is our Chief Executive Officer and President. All of our independent directors are highly accomplished and experienced business people in their respective fields, who have demonstrated leadership and are familiar with board processes. For additional information about the backgrounds and qualifications of our directors, see Proposal 1: Election of Directors in this Proxy Statement.

Our Board has three standing committees—Audit, Compensation, and Nominating and Corporate Governance. All of the committees are comprised solely of independent directors and have a separate, independent chair. The chair of each of these committees is responsible for directing the work of the committee in fulfilling its responsibilities, see “Committees and Meetings of our Board of Directors” in this Proxy Statement.

The Board’s Role in Risk Oversight

The Board has primary responsibility for overseeing the Company’s risk management and administers its oversight responsibility for risk management directly and through its Committees, as follows:

•

The Audit Committee periodically discusses with management our policies and guidelines regarding risk assessment and risk management, as well as our major financial risk exposures and the steps that management has taken to monitor and control such exposures. In addition, the Audit Committee periodically receives reports from our Director of Internal Audit on his assessment of our risk management process and system of internal control. The Audit Committee also annually reviews our Code of Conduct. The Audit Committee meets regularly with the senior personnel performing our internal audit, our general counsel and compliance officer, our independent auditors and our outside counsel to review our policies and procedures regarding disclosures that may impact the financial statements and compliance with applicable laws and regulations and our Code of Conduct. The Audit Committee oversees disclosure controls and procedures, including applicable internal control over financial reporting. In addition, the Audit Committee reviews and discusses the annual report of management on the effectiveness of our internal control over financial reporting. The Audit Committee periodically reviews the monitoring systems that we have implemented with respect to compliance with applicable laws and regulations in order to assess the adequacy and proper operation of our monitoring systems in bringing to the attention of the Board the most material compliance risks that we face as it executes on corporate strategy. The Audit Committee meets periodically with the General Counsel in his role as Chief Compliance Officer and other senior personnel responsible for compliance with the applicable legal and regulatory requirements.

•

The Compensation and Nominating and Corporate Governance Committees oversee risks associated with their respective areas of responsibility, including the risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally.

•

The Board is kept apprised of each Committee’s risk oversight and other activities through a report from each Committee Chairman to the full Board. These reports are presented at every regular Board meeting and include discussions of Committee agenda topics, including matters involving risk oversight.

•

The Board considers specific risk topics, including risks associated with our strategic plan, capital structure, financing, marketing and development activities, operations and business affairs. Management routinely informs the Board of developments that could affect our risk profile or other aspects of our business.

Director Candidates

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, retention for a fee of search firms, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, our Nominating and Corporate Governance Committee will apply the criteria contained in the Nominating and Corporate Governance Committee’s charter. These criteria include the candidate’s understanding of and experience in the pharmaceutical industry, understanding of and experience in accounting oversight and governance, finance and marketing and leadership experience with public companies or other significant organizations. While we do not have a formal policy regarding the consideration of diversity in identifying director candidates, the Nominating and Corporate Governance Committee also considers how the candidate can contribute to the Board in a way that can enhance perspective and experiences through diversity in gender, ethnic background, geographic origin, and professional experience (public, private and non-profit sectors). We believe that the backgrounds and qualifications of our directors as a whole should collectively represent a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business.

Stockholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate information about the candidate that would be required to be included in a proxy statement under the rules of the SEC, information about the relationship between the candidate and the recommending stockholder, the consent of the candidate to serve as a director and proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned to the Nominating and Corporate Governance Committee via U.S. Mail (including courier or expedited delivery service) to the address set forth below. Assuming that appropriate material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. Candidate and related information should be sent to the address listed below:

Nominating and Corporate Governance Committee

c/o Auxilium Pharmaceuticals, Inc.

40 Valley Stream Parkway

Malvern, PA 19355

Stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth herein under the heading “Deadline for Submission of Stockholder Proposals for the 2013 Annual Meeting of Stockholders” beginning on page     .

Communicating with our Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board is primarily responsible for monitoring communications from our stockholders and for providing copies or summaries of such correspondence to the other directors as he considers appropriate.

Stockholders who wish to send communications on any topic to the Board as a whole should send such communication to the attention of the Chairman of the Board of Directors via U.S. Mail (including courier or expedited delivery service) to the address set forth below or by facsimile at 484-321-5996.

Stockholders who wish to send communications on any topic to an individual director in his or her capacity as a member of the Board, may send such communications to the attention of the individual director via U.S. Mail (including courier or expedited delivery service) to the address set forth below or by facsimile at 484-321-5996.

Auxilium Pharmaceuticals, Inc.

40 Valley Stream Parkway

Malvern, PA 19355

Report of the Audit and Compliance Committee

The Audit and Compliance Committee (the “Audit Committee”) of the Board of Directors of Auxilium Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is composed of three independent directors and operates under a written charter adopted by the Board of Directors.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the Company’s audited consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with management the critical accounting policies applied by management in the preparation of the Company’s consolidated financial statements, as well as management’s assessment of the effectiveness of the Company’s internal control over financial accounting. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant that firm’s independence.

The Audit Committee met with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss their respective evaluations of the Company’s internal controls, the overall quality of the Company’s financial reporting and the scope and plans for their respective audits.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC.

The members of the Audit Committee are William T. McKee (Chairman), Al Altomari, and Peter C. Brandt.

Respectfully submitted,

By the Audit and Compliance Committee of the Board of Directors

of Auxilium Pharmaceuticals, Inc.

William T. McKee, Chairman

Al Altomari

Peter C. Brandt

Certain Relationships and Related Party Transactions

Review, Approval or Ratification of Transactions with Related Persons. We engage in a process whereby we identify and review all relationships and transactions in which Auxilium and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal department is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to Auxilium or a related person are disclosed in our proxy statement. The process for the review of all potential related party transactions is documented in our written corporate policies. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, our legal department and the Audit Committee consider, among other factors:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to Auxilium;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Auxilium; and

•	any other matters the Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

In 2009, we entered into a consulting agreement with Inserve Support Solutions, Inc. (d/b/a Pharmakon LLC) (“Pharmakon”), a company that was, at that time, a wholly owned subsidiary of PDI, Inc. (“PDI”). Under that consulting agreement, Pharmakon has been providing us with marketing and logistical support for a series of marketing and medical education initiatives. Ms. Lurker, a member of our Board who is also standing for re-election to our Board at the Annual Meeting, is the Chief Executive Officer and a director of PDI. Since we have been doing business with Pharmakon and for most of 2011, Pharmakon was a wholly owned subsidiary of PDI. Upon her nomination to stand for election as a director at the 2011 Annual Meeting of Stockholders, Ms. Lurker became a “Related Party” under our related party transactions policy. Our Audit Committee believed that continuing the business relationship with Pharmakon was in, or not inconsistent with, the best interests of our Company and our stockholders and approved up to $850,000 in budgeted transactions with Pharmakon for the balance of 2011. In 2011, we paid Pharmakon approximately $821,234 for services rendered under the consulting agreement with us. In addition, the Audit Committee also ratified the payment in the first quarter of 2012 of $46,970 to Pharmakon for services provided under the 2011 statements of work which were not paid until 2012.

In December 2011, PDI entered into a transaction with Pharmakon and Informed Medical Communications Inc. (“IMC”), whereby PDI spun-off the Pharmakon business to IMC in exchange for, among other consideration, a 1% interest in IMC, which interest could rise to as much as 5% if certain earn-out targets are met. Even though PDI’s interest in Pharmakon is now substantially less than it was before the IMC transaction, our transactions with Pharmakon remain related party transactions under our related party transactions policy because one of our directors, Ms. Lurker, is employed by a company, PDI, which has an indirect interest in a company with whom we do business, Pharmakon. Our Audit Committee believes that continuing the business relationship with Pharmakon is in, or not inconsistent with, the best interests of our Company and our stockholders and, in 2012, the Audit Committee approved the Company entering into new statements of work with Pharmakon for additional services. These services relate to our speaker exchange teleconference services and non-personal promotional program and will be provided to the Company in exchange for approximately $269,000.

Director Independence. The Board has determined that each of our current directors, except for Adrian Adams, is an “independent director” as such term is defined under the applicable NASDAQ listing standards and in the Company’s Corporate Governance Guidelines. The Board also has determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee meets the independence requirements applicable to those committees as prescribed by NASDAQ, the SEC, the Internal Revenue Service, the Company’s Corporate Governance Guidelines and applicable committee charters. Our Corporate Governance Guidelines are posted on our web site at www.auxilium.com under the heading “For Investors—Corporate Governance.”

DIRECTOR COMPENSATION

The following table provides information concerning the compensation of the Company’s non-employee directors for 2011. Directors who are employees of the Company receive no compensation for their services as directors or as members of Board Committees.

2011 Director Compensation

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) (3) ($)	Option Awards (4) (5) ($)	Total ($)
Mr. Altomari	55,000	0	153,516	208,516
Mr. Brandt	60,125	0	153,516	213,641
Mr. Classon	88,791	29,501	255,860	374,152
Dr. Fetzer	51,866	22,134	153,516	227,516
Dr. Friedman	29,591	29,409	153,516	212,516
Dr. Fuchs	33,847	11,153	153,516	198,516
Ms. Lurker	50	24,325	153,516	177,891
Mr. McKee	82,000	0	153,516	235,516

(1)

Effective July 1, 2009, pursuant to the Non-Employee Director Compensation Plan described more fully below, each of the non-employee members of the Board (Mr. Classon, Mr. Altomari, Mr. Brandt, Dr. Fetzer, Dr. Friedman, Dr. Fuchs, Ms. Lurker, and Mr. McKee), received an annual retainer of $40,000 for all services rendered as directors. The Chairman of the Board, Mr. Classon, received an additional retainer in the amount of $35,000, for a total annual retainer of $75,000. The retainer amount for 2011 was paid in quarterly installments over the calendar year as of the last day of each calendar quarter beginning with March 31, 2011. Additionally, each non-employee director serving as a chairperson or a member of the Audit and Compliance Committee, the Compensation Committee, the Nominating and Corporate Governance Committee or any Special Ad Hoc Committee received additional cash compensation as follows:

Committee	Retainer ($)

Audit and Compliance Committee
Chairman	30,000
Non-Chairman	15,000

Compensation Committee
Chairman	25,000
Non-Chairman	10,000

Nominating and Corporate Governance Committee
Chairman	10,000
Non-Chairman	5,000

Committee	Fee Per Meeting ($)
Special or Ad Hoc Committee	1,500

(2)

Pursuant to a plan approved by our Board on November 2007, each director may elect to receive shares of Company common stock under our Equity Compensation Plan in lieu of cash for all or a specified portion of the retainer and attendance fees earned each year. Each director must make the election prior to December 31 of the year preceding the year in which the fees will be earned, and no changes can be made to the election during the year for which the election has been made. Retainer and attendance fees are paid quarterly in arrears. The number of shares to be issued to a director who has elected to receive a portion of his fees in common stock is determined by calculating the total fees owed for a given quarter and dividing that amount by the closing price of a share of Company common stock on the last trading day of the quarter in which the fees were earned.

(3)

This column shows the aggregate grant date fair value, computed in accordance with FASB ASC 718 for shares of Company common stock issued in lieu of directors’ fees in cash in 2011. The grant date fair values of the stock awards have been determined based on the assumptions set forth in our 2011 Consolidated Financial Statements (Note 14(f), Page 103) in our Form 10-K as filed with the SEC.

(4)

This column shows the aggregate grant date fair value, computed in accordance with FASB ASC 718 for all stock option awards granted in 2011. The grant date fair values of the stock option awards have been determined based on the assumptions set forth in our 2011 Consolidated Financial Statements (Note 14(b), Page 101) in our Form 10-K as filed with the SEC.

(5)

In Fiscal 2011, the Company granted nonqualified stock options to purchase 15,000 shares of Company common stock to each of Mr. Altomari, Mr. Brandt, Dr. Fetzer, Dr. Friedman, Dr. Fuchs, Ms. Lurker, and Mr. McKee and nonqualified stock options to purchase 25,000 shares of Company common stock to Mr. Classon. The options have an exercise price of $19.78 per share, the closing market price of a share of Company common stock on the date of grant, June 16, 2011. The options vest 100% on the date of the next Auxilium Pharmaceuticals, Inc. Annual Meeting of Stockholders following the date of grant. The total option awards outstanding for each director as of December 31, 2011 are as follows: Mr. Altomari, 90,000; Mr. Brandt, 30,000; Mr. Classon, 310,000; Dr. Fetzer, 105,000; Dr. Friedman, 30,000; Dr. Fuchs, 75,000; Ms. Lurker, 15,000; and Mr. McKee, 60,000.

Effective July 1, 2009, as part of a written plan adopted by our Board (the “Non-employee Director Compensation Plan”), we implemented a holding requirement with respect to stock options granted to our directors in consideration of their service. Under this holding requirement, each non-employee director must hold 75% of all vested stock options granted to each non-employee director in his or her capacity as a director until he or she no longer serves as one of our directors (the “2009 Non-employee Director Option Holding Requirement”). This includes any shares of common stock resulting from the exercise of such options, net of shares withheld to satisfy tax obligations with respect to such exercise to the extent permitted under the Company’s Equity Compensation Plan. The Board has the discretion to make exceptions to this holding requirement in the event of financial hardship or other unique circumstances. See footnote 1 to the Director Compensation Table above for further details regarding the Non-employee Director Compensation Plan.

We have implemented formal stock ownership guidelines and holding requirements for our directors, effective as of the Meeting, such that each director must hold a number of shares equal to three times the annual retainer for directors, by the third anniversary of the date he or she was first elected or appointed. These newly-adopted ownership and holding requirements will replace the 2009 Non-employee Director Option Holding Requirement. Each director that is elected at the Meeting must satisfy the new stock ownership requirement by June 21, 2015.

In addition, we have amended our Non-employee Director Compensation Plan, such amendment to become effective as of the Meeting, as follows:

•	the current annual retainer of $40,000 will be increased to $50,000;

•

the current annual grant of nonqualified stock options to purchase 15,000 shares of our common stock will be replaced with a mix of an annual grant of 5,000 deferred stock units and a nonqualified stock option to purchase 5,000 shares of our common stock;

•	the additional annual retainer paid to our Chairman will be increased from the current $35,000 to $50,000 (for a total annual Chairman’s retainer of $100,000);

•	our current practice of granting our Chairman an additional nonqualified stock option to purchase 10,000 shares of our common stock will be eliminated; and

•

our current practice of granting a one-time, fully-vested nonqualified stock option to purchase 15,000 shares of our common stock to new directors will be replaced by a grant of a nonqualified stock option to purchase 22,500 shares of our common stock with a three-year vesting period.

There will be no changes to the retainers for committee service.

The reason for amending our Non-employee Director Compensation Plan as described and replacing the 2009 Non-employee Director Option Holding Requirement with new stock ownership guidelines and holding requirements is to align director compensation practices and equity ownership requirements with the 50th percentile of our peer group consistent with our compensation philosophy. We made this decision after we were advised by Radford, an AON Hewitt consulting company, the Compensation Committee’s independent compensation consultant, that our current Non-employee Director Compensation Plan is inconsistent with the practices of the 50th percentile of our peer group. Radford advised us that after implementing the foregoing changes, our Non-employee Director Compensation Plan will be consistent with the practices of the 50th percentile of our peer group.

EXECUTIVE COMPENSATION

Executive Officers

Our executive officers are elected annually by our Board and serve until their successors are duly elected and qualified. The following table identifies our current executive officers:

Name	Age	Position	Executive Officer Since
Adrian Adams (1)	61	Chief Executive Officer, President and Director	December 2011

James E. Fickenscher (2)	48	Chief Financial Officer	May 2005

Benjamin J. Del Tito, Jr., Ph.D. (3)	56	Executive Vice President, Regulatory Affairs and Project Management	March 2010

Alan J. Wills (4)	48	Executive Vice President, Corporate Development	October 2010

James P. Tursi, M.D. (5)	47	Chief Medical Officer	August 2011

Jennifer L. Armstrong (6)	42	Senior Vice President, Human Resources	November 2011

Richard M. Dudek (7)	51	Senior Vice President, Marketing	November 2011

Andrew I. Koven (8)	54	Chief Administrative Officer and General Counsel	February 2012

Mark A. Glickman (9)	46	Senior Vice President, Sales	February 2012

(1)	Adrian Adams’ biographical information is set forth under the heading “DISCUSSION OF PROPOSALS—Proposal 1: Election of Directors” beginning on page .

(2)

James E. Fickenscher has served as our Chief Financial Officer since May 2005. From January 2000 until April 2004, Mr. Fickenscher served as Senior Vice President, Chief Financial Officer of Aventis Behring L.L.C., a wholly owned subsidiary of Aventis, predecessor to Sanofi-Aventis. Mr. Fickenscher joined Aventis Behring L.L.C. in 1995 as Vice President, Business Development and Strategic Planning and, from that time until 2000, also held the positions of General Manager, Japan and Vice President & General Manager, Hemophilia Business Unit. Throughout his tenure at Aventis Behring L.L.C., he was also responsible for strategic planning. Prior to Aventis Behring L.L.C., Mr. Fickenscher worked at Rhone-Poulenc Rorer, predecessor to Sanofi-Aventis, in its Collegeville, Pennsylvania and Paris, France offices and at Deloitte-Haskins & Sells, predecessor to Deloitte & Touche LLP. Mr. Fickenscher received his B.S. at Bloomsburg University of Pennsylvania. He is a member of the American Institute of Certified Public Accountants.

(3)

Benjamin J. Del Tito, Jr. has served as Executive Vice President of Regulatory Affairs and Project Management since March 2010. He joined us as Senior Vice President of Regulatory Affairs and Quality Assurance in October 2005. Prior to Auxilium, Dr. Del Tito served as Vice President, Analytical and QC Operations at Neose Technologies, Inc. from 2003 to 2005. From 1999 to 2003, Dr. Del Tito served as Senior Director, QC Operations at MedImmune Vaccines, Inc. (formerly Aviron, Inc.). From 1998 to 1999, Dr. Del Tito was director of biotechnology and microbiology at AAI, Inc. Dr. Del Tito has also held various positions at North American Vaccine, Inc., SmithKline Beecham Pharmaceuticals (now GlaxoSmithKline), and Centocor, Inc. Dr. Del Tito graduated with a B.A. in Biology from Millersville University, a M.S. in Biochemistry from Western Kentucky University and a Ph.D. in Molecular Biology from Lehigh University.

(4)

Alan J. Wills joined us as Executive Vice President of Corporate Development in October 2010. Prior to Auxilium, Mr. Wills served as Vice President, Worldwide Strategy at Pfizer, Inc. from 2009 to 2010. Before joining Pfizer, Mr. Wills served as Vice President of Corporate Strategy at Bristol-Myers Squibb from 2001 to 2009. From 2000 to 2001, Mr. Wills served as Senior Vice President, Strategy, for United Behavioral Health and prior to that he was Vice President, Strategy, Business Development and Marketing for Lucile Packard Children’s Hospital at Stanford Medical. From 1993 to 1998, Mr. Wills held various positions at Boston Consulting Group. Mr. Wills graduated with a bachelor’s degree from the University of Oxford and earned his M.B.A. from Harvard Graduate School of Business Administration.

(5)

James P. Tursi has served as our Chief Medical Officer since August 2011 and joined us as our Vice President of Clinical Research and Development in March 2009. Prior to Auxilium, he served as Director of Medical Affairs at GlaxoSmithKline Biologicals from 2006 to 2009. Dr. Tursi entered the pharmaceutical industry serving as a Medical Director for Procter and Gamble Pharmaceuticals from 2004 to 2006. He practiced Medicine for over 10 years and created a medical education company, I Will Pass®, which assisted physicians in the process of board certification. Dr. Tursi received his Doctor of Medicine degree from the Medical College of Pennsylvania and completed his residency fellowship training at The Johns Hopkins Hospital.

(6)

Jennifer L. Armstrong joined us as our Senior Vice President of Human Resources in July 2009 and joined the Executive Committee in November 2011. Prior to Auxilium, Ms. Armstrong served as Senior Vice President, Human Resources and Corporate Communications at Genaera Corporation where she held various positions of increasing responsibility from January 1998 to June 2009. Ms. Armstrong holds a B.S in Corporate Communications and a M.S. in Arts Administration, both from Drexel University.

(7)

Richard P. Dudek joined us as our Senior Vice President of Marketing in June 2011. Mr. Dudek was appointed to the Executive Committee in November 2011, at which time his responsibilities were expanded to include managed markets, reimbursement and new products planning in addition to marketing. Prior to Auxilium, Mr. Dudek served as Senior Vice President for the Urology, Endocrinology and Oncology Business Unit at Endo Pharmaceuticals from January 2010 to February 2011. Prior to that Mr. Dudek served as Vice President Sales, Hospital Accounts having spent 17 years in roles of increasing responsibility at Wyeth Pharmaceuticals, now part of Pfizer. Mr. Dudek holds a Master of Management (M.M.) degree from the J.L. Kellogg Graduate School of Management at Northwestern University and a Bachelor of Science Pharmacy degree from the University of Iowa.

(8)

Andrew I. Koven has served as our Chief Administrative Officer and General Counsel since joining us in February 2012. He most recently served as President and Chief Administrative Officer of Neurologix, Inc. Prior to that, Mr. Koven was Executive Vice President and Chief Administrative and Legal Officer at Inspire Pharmaceuticals, Inc. before it was acquired by Merck & Co., Inc. From 2007 to 2010 Mr. Koven served as Executive Vice President, General Counsel and Corporate Secretary at Sepracor Inc. before its acquisition by Dainippon Sumitomo Pharma Co., Ltd. in 2009. Before joining Sepracor, Mr. Koven was Executive Vice President, General Counsel and Corporate Secretary at Kos Pharmaceuticals, Inc., which was sold to Abbott. Mr. Koven began his career in the pharmaceutical industry as an Assistant General Counsel at Warner-Lambert Company from 1993 to 2000, followed by his role as Senior Vice President and General Counsel at Lavipharm Corporation from 2000 to 2003. From 1986 to 1992 he was a corporate associate at Cahill, Gordon & Reindel in New York. Mr. Koven received a B.A. in Political Science from Dalhousie University, in Halifax, Nova Scotia, Canada, an LL.B. from Dalhousie University Law School and an LL.M. from Columbia University School of Law.

(9)

Mark A. Glickman joined us as Senior Vice President of Sales in February 2012. Prior to Auxilium, Mr. Glickman most recently served as Vice President of the medical device division of Otsuka America Pharmaceutical, Inc., a U.S. division of the Tokyo-based Otsuka Pharmaceutical Company. Before joining Otsuka, Mr. Glickman served as Senior Vice President of Sales and Marketing at Oscient Pharmaceuticals Corp., from 2007 to 2009. Before joining Oscient, Mr. Glickman served as Vice President of Sales at Bayer Healthcare’s Diabetes Care Division. From 2001 to 2007 he held various positions including Director of Marketing, Regional Sales Director and Vice President of Sales at Kos Pharmaceuticals, Inc. Mr. Glickman received a B.A. in Political Science from the State University of New York, and earned his M.B.A. from New York University.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the material elements of our executive compensation program for 2011 and explains how and why the Compensation Committee made its compensation decisions for our named executive officers for 2011. Our named executive officers are identified in the Summary Compensation Table that immediately follows this discussion and consist of our Chief Executive Officer and President (“CEO”), Adrian Adams; our Chief Financial Officer, James E. Fickenscher; and our five other most highly compensated executive officers in 2011, Alan Wills, Executive Vice President, Corporate Development; Roger Graham, former Executive Vice President, Sales and Marketing; Jennifer Evans Stacey, Esq., former Executive Vice President, General Counsel and Secretary; Edward Arcuri, former Executive Vice President, Technical Operations; and Armando Anido, former Chief Executive Officer and President. Mr. Graham’s employment terminated effective November 28, 2011; Mr. Anido’s employment terminated effective December 7, 2011 and both Ms. Stacey’s and Dr. Arcuri’s employment terminated effective February 3, 2012. Severance agreements were negotiated with each of the separated executive officers and the terms of those agreements were previously disclosed.

Executive Summary

We exceeded our corporate objectives for 2011 related to Testim sales and corporate net loss; however, our XIAFLEX sales target was not met. In determining named executive officer compensation for 2011, the Compensation Committee considered this performance against our corporate objectives, as well as each named executive officer’s individual performance, macroeconomic conditions generally, and data from peer group companies.

The Compensation Committee recognized the continued significant achievements with respect to the Testim and corporate net loss goals, but also considered that our XIAFLEX sales target was not met and made the following decisions regarding named executive officer compensation for 2011:

•

the performance-based restricted stock units granted to our named executive officers at the beginning of 2011 that were to be earned based on achieving a specified sales target for XIAFLEX in 2011 were cancelled effective December 31, 2011 resulting in the forfeiture by our named executive officers of the potential to earn shares of our common stock;

•

the Compensation Committee awarded 93% credit on the corporate achievement factor under the 2011 bonus plan resulting in payouts to named executive officers from 88% to 91% of target, as discussed in more detail under “Short-Term Incentive Awards” below; and

•

merit-based salary increases and stock option grants were awarded to two of the continuing named executive officers (excluding Mr. Adams) based on each named executive officer’s 2011 performance as discussed in more detail under “Salary” and “Long-Term Incentive Awards” below.

In June 2011, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. We had significant support from our stockholders with respect to the compensation of our named executive officers, with over 99.7% of stockholder votes cast in favor of our say-on-pay resolution. As we evaluated our compensation practices and talent needs throughout Fiscal 2011, we were mindful of the strong support our stockholders expressed for our philosophy of linking compensation to our strategic corporate performance objectives and the enhancement of stockholder value. As a result, the Compensation Committee decided to retain our general approach to executive compensation, with an emphasis on short and long-term incentive compensation that rewards our most senior executives when they deliver value for our stockholders.

The Compensation Committee has begun the process of evaluating our philosophy and practices for our next annual compensation process. As part of this evaluation, we are in a dialogue with certain of our largest stockholders to understand how stockholders view our pay for performance philosophy for named executive officer compensation and whether there is a belief that our compensation program is aligned with that philosophy. The Compensation Committee is also evaluating equity delivery alternatives to potentially reduce the share overhang and dilution that our current program for granting options creates, with the goal of implementing changes in our compensation program for 2013 to address these issues. The Compensation Committee has approved director share ownership guidelines effective as of the date of the 2012 meeting of stockholders as described in more detail below as a precursor to its evaluation of the implementation of share ownership guidelines for executives in the future.

In late 2011 and early 2012, we experienced a significant change in management. In December 2011, our Board appointed Mr. Adrian Adams as our new Chief Executive Officer and President and a member of our Board. Mr. Adams succeeds Mr. Anido, who, after discussions with our Board, agreed to step down as Chief Executive Officer and President and resigned as a member of our Board. Mr. Adams’ previously disclosed employment agreement was the result of an arms-length negotiation. One of the terms that was negotiated was the grant of a nonqualified stock option to purchase 550,000 shares of our common stock (50,000 shares of which was classified as an inducement grant) which generally vests based on Mr. Adams continued service over four years beginning one year after the date of grant, as well as a performance-based restricted stock unit award which vests based upon attainment of strategic business goals, in each case, as discussed in more detail below. Our Board believes that these awards are reflective of our pay for performance philosophy by aligning Mr. Adams interests with those of our stockholders, as these awards are only of value to Mr. Adams to the extent our stock appreciates and we achieve significant strategic business goals. In connection with Mr. Anido’s departure, we entered into a separation agreement and general release that was disclosed previously and which provided Mr. Anido with severance payments and benefits substantially similar to the severance terms payable upon a termination without cause provided for in his employment agreement. In addition, in February 2012, we announced the appointments of Mr. Andrew I. Koven as Chief Administrative Officer and General Counsel and Mr. Mark A. Glickman as Senior Vice President, Sales. The departures of Ms. Stacey and Dr. Arcuri, as well as Ed Kessig, Senior Vice President of Sales, were announced simultaneously with the appointments of Messrs. Koven and Glickman.

Compensation Philosophy

Our compensation philosophy, which is set by the Compensation Committee, is designed to meet our objectives of:

•

Creating a compensation structure under which a meaningful portion of total compensation relates to our actual performance, including long-term performance, and to the named executive officer’s individual performance.

•

Providing competitive target levels of compensation for executive officers, taking into account the compensation paid in the marketplace at comparable companies and the compensation paid by members of our peer group.

•

Encouraging the accumulation and maintenance of meaningful equity ownership, and alignment of executive and stockholder interests, by providing compensation that ties the interests of named executive officers to those of the our stockholders by linking a significant portion of executive compensation directly to changes in stockholder value.

•	Providing compensation that will enable us to attract, motivate and retain superior talent over the long-term.

We believe that providing a competitive compensation package to our named executive officers is critical to our ability to achieve the foregoing objectives and thereby deliver our best results to our stockholders.

Administration of Our Executive Compensation Program and Determination of Competitive Compensation

The Compensation Committee administers our executive compensation program. The Compensation Committee annually retains an independent compensation consulting firm. For 2010 and 2011, the Compensation Committee retained Radford, an AON Hewitt consulting company (“Radford”), as its independent compensation consultant. Radford reports to the Compensation Committee directly. To assist the Compensation Committee in its determination of whether the overall compensation packages for each of our named executive officers are competitive, Radford provides the Compensation Committee with design alternatives for compensation programs, data regarding the compensation of named executive officers at companies in our peer group, and survey data Radford collects annually regarding compensation paid to executives at public life sciences companies. This data includes:

•	an analysis of each component of compensation as well as total cash compensation and total overall compensation;

•	a valuation of outstanding vested and unvested long-term incentive holdings; and

•	a detailed total stockholder return analysis including a “pay for performance analysis” to assure pay alignment with performance, both individually and as benchmarked against the peer group data.

While the peer group data provided by Radford provides useful comparisons, the Compensation Committee uses the data as a guide, not as a rule, when establishing the compensation packages we provide to our named executive officers and takes into account other factors as it deems appropriate. The list of peer companies used in the executive compensation analysis is annually reviewed, updated and approved by the Compensation Committee.

In late 2010, Radford updated the list of peer group companies in light of industry consolidations and changes in our projected headcount, financial profile and business focus. This updated list of peer group companies was previously disclosed in last year’s proxy. At a February 2011 meeting, the Compensation Committee made final decisions regarding merit-based salary increases for 2011 based on 2010 performance (as well as decisions regarding the bonus awards and long-term incentive awards granted in 2011 based on 2010 performance that were previously disclosed in last year’s proxy) taking into account the comparative compensation data prepared by Radford using this late 2010 updated group of peer companies.

In late 2011, Radford again updated the list of peer group companies in light of industry consolidations and changes in our projected financial profile and business focus so that Radford could provide a report on executive compensation using the updated peer group list in preparation of a February 2012 meeting of the Compensation Committee at which final decisions would be made regarding salary increases, bonus awards and long-term incentive awards for 2011 performance.

Consistent with its practice in prior years, the Compensation Committee made its final compensation determinations for 2011 at a February meeting in the following year. In this case, the Compensation Committee made its final 2011 compensation determinations at its February 14, 2012 meeting. The Compensation Committee had reviewed progress with respect to the applicable performance metrics regularly throughout 2011 and its final determination followed several preliminary discussions of the Compensation Committee regarding 2011 compensation that were held during 2011 and early in 2012. At its February 14, 2012 meeting, the Compensation Committee determined 2011 short and long-term incentive awards and set base salaries and targets for bonus and long-term incentive awards for 2012.

In order to update the list of companies in our peer group, Radford first identified all publicly traded, U.S.-headquartered companies in the biotechnology and pharmaceutical industries with the following financial criteria, based on the relevant Auxilium data at the time Radford conducted its research.

•	Employee Size: ~ 1/3x (200) to ~ 3x (1,700);

•	Revenue: ~ 1/3x ($125M) to ~ 3x ($1,100M); and

•	Market Value: ~ 1/3x ($275M) to ~ 3x ($2,500M).

Radford next qualitatively evaluated and refined the comparator pool to identify each company’s business focus and corporate strategy. Radford targeted commercial biotechnology and pharmaceutical companies that have a similar business profile to ours taking into account the number of employees, integrated sales and marketing functions, revenue, market value and strategy. In addition, Radford supplemented peer group data with broader life science market data from the Radford Global Life Sciences Survey for 2011 targeting public life sciences companies with headcount of 250 to 1,000 employees as well as a cut within the Radford Global Life Sciences Survey for 2011 of only those members of our peer group that participated in the survey, in each case, as a separate survey source, to further ensure comprehensive and competitive market data was evaluated. Radford ultimately selected companies most similar to ours in terms of financial profile, stage of development and business focus. Applying this methodology, the Compensation Committee approved the following companies as our peer group for 2011:

• Acorda Therapeutics Inc.	• InterMune, Inc.

• Alkermes, Inc.	• Isis Pharmaceuticals, Inc.

• Amylin Pharmaceuticals, Inc.	• Jazz Pharmaceuticals, Inc.

• BioMarin Pharmaceutical, Inc.	• Medicis Pharmaceutical Corporation

• Cubist Pharmaceuticals, Inc.	• Onyx Pharmaceuticals Inc.

• Dendreon Corporation	• Salix Pharmaceuticals, Ltd.

• Emergent BioSolutions, Inc.	• Seattle Genetics, Inc.

• Exelixis, Inc.	• The Medicines Company

• Human Genome Sciences Inc.	• United Therapeutics Corporation

• Incyte Corporation	• ViroPharma Incorporated

As a result of changes due to headcount, size and profile, as well as consolidation within the biotechnology/pharmaceutical industry, the following companies were removed from the peer list for 2011: Abraxis BioScience, Alexion Pharmaceuticals, Inc., Inspire Pharmaceuticals, Inc., OSI Pharmaceuticals, Theravance. Inc., and ZymoGenetics, Inc.; and the following were added: Amylin Pharmaceuticals, Inc., Exelixis, Inc., Incyte Corporation, InterMune, Inc., Jazz Pharmaceuticals, Inc., and Seattle Genetics, Inc. This updated group of peer companies was used by Radford to prepare the comparative compensation data considered by the Compensation Committee in connection with its compensation decisions made regarding 2011 performance of our named executive officers at a February 2012 meeting and discussed below under “Salary,” “Short-Term Incentive Awards” and “Long-Term Incentive Awards”.

In addition to peer group data, the Compensation Committee periodically reviews “tally sheets” for each named executive officer in order to analyze the total opportunity for wealth accumulation that is available to each of our named executive officers as supplemental data to the Radford report. The tally sheets provide the Compensation Committee with the following information for each of our named executive officers to the extent applicable to each named executive officer:

•	base salary;

•	bonus target;

•	options granted and vesting schedule;

•	sign on bonus;

•	relocation bonus;

•	restricted stock;

•	medical benefits;

•	retirement benefits;

•	car allowance;

•	individual disability benefit policy;

•	vacation/personal days/Company holidays;

•	severance benefits; and

•	change of control benefits.

Our Human Resources Department worked with Radford to match Company positions against similar positions reported in the results for Radford’s annual proprietary compensation survey to compile the annual compensation data for each named executive officer. Our Human Resources Department does not direct or oversee the activities of the compensation consultant retained by the Compensation Committee.

Timing and Role of Named Executive Officers in Compensation Decisions

Early in the calendar year, our Board approves our financial and operational objectives for that current year, which are used as the basis of the bonus plan that is approved by the Compensation Committee. The CEO sets individual objectives for each named executive officer for that current year. Each named executive officer’s individual objectives relate to the corporate function for which such named executive officer is responsible and are intended to align with the financial and operational objectives set by our Board so that each function is providing the support necessary to achieve such objectives. Generally, the Compensation Committee meets each February to determine the overall compensation package for each of our named executive officers. In doing so, the Compensation Committee reviews the degree to which we achieved the goals set by our Board for the prior year and the degree to which each of the named executive officers achieved their individual objectives for the prior year and their respective contributions to our financial and operational objectives for the prior year. As part of this review, our CEO provides a review of each named executive officer’s performance as well as compensation recommendations to the Compensation Committee. He also provides his self-evaluation. The CEO does not make recommendations with respect to his own compensation. While the Compensation Committee utilizes this information, and values the CEO’s observations with regard to the named executive officers other than himself, the ultimate decisions regarding executive compensation are made by the Compensation Committee.

The Compensation Committee may review named executive officer compensation at such other times during the year as it deems appropriate, such as in connection with new appointments or promotions during the year.

Elements of Compensation

General

Our compensation package for our named executive officers focuses on four principal elements:

•	salary;

•	short-term incentive awards;

•	long-term incentive awards; and

•	severance and change of control agreements.

In administering the compensation program for our named executive officers, the Compensation Committee attempts to strike an appropriate balance among the elements of our compensation program to achieve the compensation objectives listed above. Each of the elements of the program is discussed in greater detail below.

The Compensation Committee does not apply fixed weighting or formulas when it considers the criteria applied to each component of an individual named executive officer’s overall compensation. Rather, the Compensation Committee exercises its judgment in determining the appropriate amount of each component of an individual named executive officer’s overall compensation. With respect to compensation decisions based on 2011 performance, the Compensation Committee placed an emphasis on the compensation packages provided by our peer companies when determining the components and levels of our compensation packages for our named executive officers in order to account for this increased competitive environment.

In addition, in determining the overall levels of salary, short-term incentive awards and long-term incentive awards for named executive officers, the Compensation Committee also considers our overall performance, talent management (including the recruitment and development of a diverse and superior talent pool), morale, and productivity of, management. Unless we disclose otherwise in the future, the Compensation Committee intends to employ the methodologies described below when considering future grants of short-term and long-term incentive awards.

Salary

The salary level for each named executive officer is based principally on the named executive officer’s responsibilities. We generally seek to position salaries for our named executive officers so that the salary corresponds to the 50th percentile of salaries for comparable executive officers at our peer companies as reflected in the data provided by our compensation consultant. In setting base salaries and determining whether a merit increase is warranted, the Compensation Committee also gives consideration to:

•	the named executive officer’s experience and skill set;

•

the named executive officer’s individual performance, which includes the overall performance of the department(s) for which such named executive officer is responsible as well as the named executive officer’s level of achievement of his or her pre-determined individual performance objectives;

•	prevailing economic conditions, both nationally and within the local region in which the individual works; and

•	internal pay equity.

Taking these considerations into account, the Compensation Committee may vary the salary of a named executive officer from the 50th percentile. We believe that base salary is competitive if it is within a range of 10 percent above or 10 percent below the base salary amounts at the 50th percentile for comparable executives at our peer companies; however, we may establish base salary at a level outside this range due to differences in experience, as well as variations in responsibilities, performance and ability.

In determining whether to provide a merit-based salary increase to our named executive officers for 2011 based on 2010 performance, the Compensation Committee considered the following factors: (i) the overall responsibilities of each named executive officer; (ii) the named executive officer’s individual performance, which includes the overall performance of the department(s) for which such named executive officer is responsible as well as the named executive officer’s level of achievement of his or her pre-determined individual performance objectives for 2010 discussed in detail under the “Short-Term Incentive Awards” section of last year’s proxy; and (iii) the named executive officer’s overall compensation as set forth on the tally sheets compared with that paid to comparably positioned executive officers based on the late 2010 peer group data provided by Radford. Based on those considerations, the Compensation Committee approved merit-based salary increases in February 2011 to the named executive officers as indicated in the chart below.

Name	2010 Salary	2011 Merit Percentage Increase	2011 Salary
Armando Anido (1)	$555,000	4.0%	$577,200
James E. Fickenscher	$346,000	4.0%	$360,000
Jennifer Evans Stacey, Esq. (2)	$344,800	4.0%	$358,600
Alan J. Wills	$340,000	2.0%	$342,000
Edward J. Arcuri (2)	$325,000	2.0%	$329,000
Roger D. Graham, Jr. (3)	$350,900	2.0%	$358,000

(1)	Mr. Anido’s employment terminated effective December 7, 2011.

(2)	Ms. Stacey and Dr. Arcuri’s employment terminated effective February 3, 2012.

(3)	Mr. Graham’s employment terminated effective November 28, 2011.

In determining whether to provide a merit-based salary increase to our named executive officers for 2012 based on 2011 performance, the Compensation Committee considered the following factors: (i) the overall responsibilities of each named executive officer; (ii) the named executive officer’s individual performance, which includes the overall performance of the department(s) for which such named executive officer is responsible as well as the named executive officer’s level of achievement of his or her pre-determined individual performance objectives discussed in more detail under “Short-Term Incentive Awards” below; and (iii) the named executive officer’s overall compensation as set forth on the tally sheets compared with that paid to comparably positioned executive officers based on the late 2011 peer group data provided by Radford. Based on those considerations, the Compensation Committee approved merit-based salary increases in February 2012 to the named executive officers as indicated in the chart below.

Name	2011 Salary	2012 Merit Percentage Increase	2012 Salary
Adrian Adams (1)	$650,000	0.0%	$650,000
James E. Fickenscher	$360,000	4.0%	$375,000
Jennifer Evans Stacey, Esq. (2)	$358,600	—	—
Alan J. Wills	$342,000	3.8%	$355,000
Edward J. Arcuri, Ph.D. (2)	$329,000	—	—
Roger D. Graham, Jr. (3)	$358,000	—	—

(1)

Mr. Adams’ employment commenced effective December 7, 2011 and his salary was set pursuant to arm’s length negotiations. As a consequence, no merit increase for 2012 was considered by the Compensation Committee.

(2)	Ms. Stacey and Dr. Arcuri’s employment terminated effective February 3, 2012 and no merit increase for 2012 was considered by the Compensation Committee.

(3)	Mr. Graham’s employment terminated effective November 28, 2011 and no merit increase for 2012 was considered by the Compensation Committee.

Short-Term Incentive Awards

Our short-term incentive awards, or bonuses, are cash payments based upon:

•	our annual financial and operational performance; and

•

each named executive officer’s individual performance, which includes the overall performance of the department(s) for which such named executive officer is responsible as well as the named executive officer’s level of achievement of his or her pre-determined individual performance objectives. We believe that our short-term incentive program motivates our named executive officers to meet and exceed the individual objectives defined by our CEO and linked to the annual corporate goals which are established by our Board.

To determine bonuses for performance in Fiscal 2011, the Compensation Committee reviewed peer group data and Radford’s industry data regarding the percentage of salary payable as annual bonuses upon achievement of target goals for comparable executives at our peer companies in order to establish compensation that rewards performance and serves to retain key contributors. We target total cash (base salary plus bonus) at the 50th percentile with the opportunity to earn up to the 75th percentile based upon significant Company and individual performance. We accrue short-term incentive awards for each named executive officer at 100% target bonus, so those amounts are reflected in our financial statements for the year ended December 31, 2011 although the actual awards are paid in the first quarter of 2012.

In January 2011, the Compensation Committee approved the 2011 bonus plan (in which all employees are eligible to participate). The plan was intended to motivate employees to achieve business goals in 2011, allow us to attract and retain quality employees by remaining competitive in the local employment market and reinforce a pay-for-performance culture.

An employee’s target bonus is calculated by multiplying the employee’s gross earnings in 2011 less any bonus paid in 2011 (“2011 base earnings”) by the specified percentage that is the employee’s target bonus percentage. For the named executive officers other than the CEO, 70% of each named executive officer’s bonus potential is based on the corporate achievement factor and the remaining 30% is based on the individual achievement factor. For the CEO, 80% of the CEO’s bonus potential is based on the corporate achievement factor and the remaining 20% is based on the individual achievement factor, and his employment agreement specifies that his bonus can range from 0% to 200% of target. The corporate achievement factor is determined by the Compensation Committee based on its review of achievements under the 2011 bonus plan. The individual achievement factor is recommended by the CEO and determined and approved by the Compensation Committee based on performance against individual objectives established at the beginning of each year. The corporate achievement factor can range from 0% to 150% and the individual achievement factor can range from 0% to 200%, both based on evaluation of performance. The corporate achievement factor under the 2011 bonus plan was based on the following weighted metrics, reflecting financial and operational objectives approved by our Board and designed to yield increased stockholder value:

•	A total of 50% weighting attributed to the XIAFLEX franchise with a 78% performance payout resulting from failure to meet the target for U.S. net sales in Fiscal 2011;

•	A total of 35% weighting attributed to the Testim franchise with a 105% performance payout resulting from exceeding the target net sales in Fiscal 2011; and

•	A total of 15% weighting attributed to the net loss target in Fiscal 2011 with a 115% performance payout resulting from exceeding the target in Fiscal 2011.

In early 2012, the Compensation Committee assessed our performance against these metrics and determined that awards under the 2011 bonus plan should be paid out using a 93% corporate achievement factor for the reasons discussed above. The 2011 bonus plan was established in January 2011 and no changes were made to that plan during the course of the year.

In order to determine the total short-term incentive award to each named executive officer for performance in 2011, the Compensation Committee, at a February 2012 meeting, reviewed and considered:

•	the CEO’s review of each named executive officer’s performance in 2011 against individual objectives;

•	the individual named executive officers’ self assessments;

•	the complexity of a named executive officer’s position;

•	new product development;

•	improvements in operational efficiencies;

•	contributions to strategically important goals; and

•	other considerations that the Compensation Committee deemed relevant with respect to a particular named executive in its discretion.

Other than for the CEO, the individual achievement factor for each named executive officer under the 2011 bonus plan was based on the overall performance of the department(s) for which such named executive officer is responsible as well as the named executive officer’s level of achievement of his or her pre-determined individual performance objectives agreed with the CEO at the beginning of 2011. These individual objectives were intended to align with the financial and operational objectives set forth in the 2011 bonus plan so that each function is providing the support necessary to achieve such objectives.

•	Mr. Fickenscher is responsible for Finance, Investor Relations and Information Technologies. His 2011 individual objectives related to:

-	achieving fiscal year financial goals and ensuring cash requirements are maintained throughout the year;

-	managing communications with the investment community and updating the corporate communications plan;

-	conducting a comprehensive review of costs and identifying opportunities for cost savings and efficiencies; and

-	assisting the business development team to evaluate potential transactions.

•	Mr. Wills is responsible for Corporate Planning and Business Development. His 2011 individual objectives related to:

-	conducting value-building business development transactions;

-	developing short, medium and long-term plans for business development activities;

-	implementing a process and business development review committee;

-	evaluating new products for potential in-licensing and M&A opportunities; and

-	managing the process for potential out-licensing or co-promotion opportunities, as appropriate.

In February 2012, the Compensation Committee confirmed the corporate achievement factor to be 93% and approved the individual achievement factor for each named executive officer (other than Ms. Stacey and Dr. Arcuri) and awarded cash bonuses for performance in 2011 as set forth below. With respect to Ms. Stacey and Dr. Arcuri, at the time of their separation from us in February 2012, the Compensation Committee determined the amount of their bonuses based on performance in 2011 as part of the severance packages negotiated and previously disclosed. Ms. Stacey received $152,304.46 and Dr. Arcuri received $104,077.14.

Officer	2011 Individual Achievement Factor	2011 Cash Bonus	2011 Cash Bonus (as % of 2011 Base Earnings)	2011 Target Bonus %	2011 Actual Bonus as % of Target Bonus
Adrian Adams (1)	—	—	—	—	—
James E. Fickenscher	85%	$145,650	40%	45%	91%
Alan J. Wills.	75%	$134,660	39%	45%	88%

(1)	Mr. Adams’ employment commenced effective December 7, 2011 and as such no cash bonus for 2011 was approved by the Compensation Committee.

Also, in February 2012, the Compensation Committee elected to increase Mr. Fickenscher target cash bonus for 2011 from 45% to 50% of his base earnings in 2012, in consideration of peer group data for total cash compensation for Chief Financial Officers, internal equity of other senior officers and pay for performance.

Long-Term Incentive Awards

In accordance with our pay-for-performance philosophy, the long-term incentive awards are equity grants, in the form of grants of stock options and performance-based restricted stock units that are based directly upon both corporate performance and the individual performance of the named executive officer. We believe that providing our named executive officers with equity awards aligns their interest with those of our stockholders.

Each named executive officer’s equity grant delivered for and based on 2011 performance comprised two parts. The first component was a grant of performance-based restricted stock units issued at the beginning of the year, that were to be earned based on the target for U.S. net sales of XIAFLEX in 2011. Based on our 2011 results, at its meeting in January 2012, the Compensation Committee determined that the performance goal for the 2011 performance-based restricted stock unit awards for our named executive officers had not been met and as a result, the right of our named executive officers to receive shares of stock with respect to such award was forfeited effective December 31, 2011. The performance goal had been established by the Compensation Committee at as February 2011 meeting. The second component was a grant of stock options that was determined and approved by the Compensation Committee in early 2012 based on the Committee’s evaluation of the corporate and each individual named executive officer’s performance during 2011. The stock option grant based on 2011 performance was issued to each named executive officer at a meeting in February 2012, and will vest 25% per year over the next four years.

To determine long-term incentive awards for performance in Fiscal 2011, our Compensation Committee reviewed peer group data regarding long-term incentive awards to comparable executives at our peer companies. The Compensation Committee generally seeks to position long-term incentive awards, based on performance for our named executive officers, so that the stock option awards correspond to the 50% percentile with the opportunity to earn up to between the 60th and 75th percentiles of long-term incentive awards for comparable executives in our peer group based on the data provided by our compensation consultant, through performance share awards which are earned contingent upon significant individual and corporate performance.

Long-term incentive awards are considered an important complement to the elements of our named executive officers’ compensation because they align the named executive officers’ interests with stockholders’ interests. A principal factor influencing the market price of our stock is our performance as reflected in our sales, earnings, cash flow and other results. By granting stock options and restricted stock units to our named executive officers, we believe our named executive officers are encouraged to increase stockholder value because the value of the stock options and restricted stock units is dependent on the market performance of our common stock following the date of grant. The decision as to whether to grant options and restricted stock units is made after an evaluation of what form or mix of equity instruments is needed as a retention/incentive tool for the individual named executive officer based upon industry practice, market conditions and the nature of the individual named executive officer’s expertise at the time the award is considered. Our stockholders have approved the plan under which such awards are made. The exercise price of our option grants equals the closing market price of our stock on the date of such grant, or if there were no trades on that date, the latest preceding date upon which a sale was reported. The effective date of the grant is the date of the meeting of the Compensation Committee at which the grants are approved. With respect to a newly hired named executive officer, his or her employment agreement, which is approved by the Compensation Committee, specifies that any grant of stock options or restricted stock units is effective on the later of the effective date of the employment agreement or the date on which the named executive officer commences employment with us and that the exercise price of the option grant equals the closing market price of our stock on the date of such grant. The standard options granted by the Compensation Committee to named executive officers generally vest at a rate of 25% per year over the first four years of the ten-year option term and provide for full vesting upon a change of control. Vesting is based solely on the passage of time and is not performance based. We believe that this vesting period provides a meaningful incentive to our named executive officers to continue their employment with us.

Options will only yield income to the named executive officer if the market price of our stock is greater at the time of exercise than it was on the date of grant. Awards of performance-based restricted stock unit awards are not earned and do not vest until a performance metric specified by the Compensation Committee is achieved, and subsequent service based vesting requirements set by the Compensation Committee are satisfied or if we experience a change of control. We select goals that are closely linked to creation of stockholder value as performance metrics, thereby aligning the goals of the executive with our goals. Grants of options and awards of restricted stock units provide inducements to the named executive officers to remain with us over the long-term, enhance corporate performance and, correspondingly, enhance stockholder value.

When determining whether to make grants of stock options or awards of restricted stock units, as well as the size of such grants or awards, for Fiscal 2011 the Compensation Committee considered:

•	peer group data;

•	the compensation consultant’s recommendation of a blend of market competitive equity awards as a percent of our outstanding share ownership to evaluate the total potential executive ownership levels;

•	the Compensation Committee’s assessment of each individual named executive officer’s contribution to the long-term health and growth of Auxilium during Fiscal 2011;

•	retention considerations;

•	the Compensation Committee’s experience with the competitive labor market in our industry; and

•

any other considerations that the Compensation Committee deemed relevant with respect to a particular individual named executive officer, including the accomplishment of operational missions, new product development, improvements in operational efficiencies and contributions to strategically important goals.

In February 2012, based upon the Compensation Committee’s assessment of our performance and the performance of the two continuing named executive officers for 2011 based on input from our CEO, the Compensation Committee approved the nonqualified stock option awards to our named executive officers (“2012 Stock Option Awards”) as listed below. The Compensation Committee determined that the size of the awards should be the same for each of Messrs. Fickenscher and Wills based on their performance for 2011 and as an incentive to deliver value to stockholders in the future.

Named Executive Officer	Title	# of Shares Underlying Standard Nonqualified Stock Option Award (1)
Adrian Adams (2)	Chief Executive Officer and President	—
James E. Fickenscher	Chief Financial Officer	57,000
Alan J. Wills	Executive Vice President, Corporate Development	57,000

(1)

Each 2012 Stock Option Award (i) has an exercise price of $19.51 per share, which was the closing price of a share of our common stock on the date of grant and (ii) vests 25% on February 14, 2013 (one year after the date of grant) with the balance vesting in three equal annual installments thereafter. The “standard” nonqualified stock option awards are governed by our Equity Compensation Plan and standard form nonqualified stock option agreement, including provision for immediate vesting upon a change of control, a copy of which was previously filed with the SEC.

(2)

Mr. Adams’ employment commenced effective December 7, 2011 and as such no stock options for 2011 performance were approved by the Compensation Committee. Mr. Adams was awarded 550,000 stock options are part of his offer of employment in December 2011, which was previously disclosed.

In addition, in February 2012, the Compensation Committee approved performance-based restricted stock unit awards for our named executive officers to provide an incentive for our named executive officers to drive future performance with respect to XIAFLEX. The right to receive shares of our common stock with respect to such awards will be earned (subject to satisfaction of additional vesting requirements which are contingent upon the named executive officer’s continued employment or service over the two-year period following achievement of the performance goals) upon attainment of two performance goals, weighted as follows: 60% weighting on attaining a specified level of U.S. net revenues of XIAFLEX in the year ending December 31, 2012 and 40% weighting based on the date of filing of the sBLA for XIAFLEX in Peyronie’s disease. Depending upon the level of achievement of the performance goals, Mr. Adams can receive from 16,110 to 53,700 shares, Mr. Koven can receive from 4,620 to 23,100 shares, and the other named executive officers from 1,680 to 11,800 shares, as determined by the Compensation Committee in its sole discretion; provided that if the threshold levels for each performance goal component, as set by the Compensation Committee, is not achieved, no shares of our common stock can be earned under the foregoing restricted stock unit awards. In accordance with the terms of the employment agreements in place for our named executive officers, if a change of control occurs before the final determination is made by the Committee as to whether the 2012 performance goals are achieved, the awards shall be treated as fully earned and vested as of the date of the change of control. These performance-based restricted stock unit awards are part of each executive’s 2012 compensation. The Compensation Committee expects to supplement these awards with a stock option grant to be determined at the end of the year and issued in early 2013 based on its assessment of 2012 Company and individual performance.

The performance goals are based on the 2012 budget approved by our Board, which include a threshold amount of U.S. net revenues of XIAFLEX that must be achieved for any portion of the award to be earned. Upon achievement of the threshold or higher for 2012 U.S. net revenues of XIAFLEX and date of filing of the sBLA for XIAFLEX in Peyronie’s disease, as determined by the Compensation Committee at its meeting, expected to be held in the first quarter of 2013, the amount of the award would be approved, subject to vesting. Our ability to achieve the targets is difficult to predict, however while we believe the targets to be achievable, they represents a significant stretch over 2011 performance and are subject to the continually changing dynamics associated with reimbursement and physician acceptance in the marketplace for XIAFLEX sales and the quality of Phase III clinical trial data for use of XIAFLEX in Peyronie’s disease.

If earned, the right to receive shares of our common stock under the above performance-based restricted stock unit awards (i) vests 33-1/3% on the date on which the performance goal is certified as achieved with the balance vesting in two equal installments thereafter on the first and second anniversary of the date on which the performance goal is certified as achieved, and (ii) are governed by our Equity Compensation Plan and standard form restricted stock unit grant agreement.

Stock Ownership Guidelines

While we do not have formal stock ownership guidelines or holding requirements for our named executive officers, our named executive officers are not permitted to sell more than 50% of the shares subject to their outstanding vested equity awards. Please see the table entitled “Security Ownership of Certain Beneficial Owners and Management” for information regarding the holdings of common stock of our current named executive officers. The Compensation Committee intends to evaluate the implementation of formal stock ownership guidelines and holding requirements for our named executive officers in the future.

We do have holding requirements in place with respect to the options granted to our non-employee directors in consideration of their service. Our current policy was adopted by the Board on July 1, 2009 as part of our Non-employee Director Compensation Plan described in more detail in the section entitled “Director Compensation” beginning on page     . Under the current policy, each non-employee director must hold 75% of all vested stock options granted in his or her capacity as a director until he or she no longer serves as one of our directors (the “2009 Non-employee Director Option Holding Requirement”). This includes any shares of common stock resulting from the exercise of such options, net of shares withheld to satisfy tax obligations with respect to such exercise to the extent permitted under the Company’s Equity Compensation Plan. We have implemented new stock ownership guidelines and holding requirements for our directors, to become effective as of the Meeting, that replace the 2009 Non-employee Director Option Holding Requirement. Under the new ownership guidelines and holding requirement, by the third anniversary of the date upon which a director is first appointed or elected and during the term of his or her service, he or she must hold a number of shares equal to three times the annual retainer for directors (the annual retainer will be increased to $50,000 from $40,000 effective as of the Meeting) as described in more detail in the section entitled “Director Compensation.” Each director that is elected at the Meeting must satisfy this stock ownership requirement by June 21, 2015.

Employment Agreements and Potential Payments Upon Termination or a Change of Control

Employment Agreements

We have entered into employment agreements with each of our named executive officers. These agreements set forth the terms of the named executive officer’s employment and provide severance benefits upon certain types of termination of employment. These agreements are designed to be a part of a competitive compensation package. We believe that entering into employment agreements with our named executive officers that provide severance benefits upon an involuntary termination of employment provides financial security in the event of a termination without cause. Each named executive officer’s employment agreement also provides for certain payments and benefits upon a change of control if the named executive officer’s employment is terminated without cause or the named executive officer resigns for “good reason” within a specified period following the consummation of a change of control. We believe that the change of control severance benefits under the employment agreements with our named executive officers promote management stability during a period of uncertainty. Absent such arrangements, there is an increased risk that our named executive officers may be encouraged to seek other employment opportunities if they become concerned about their employment security following a change of control. See “Potential Payments Upon Termination or Change of Control” below for detailed descriptions of the provisions in the employment agreements of our named executive officers related to severance payments and payments made in the event of a change of control. Additionally, the employment agreements include non-competition, confidentiality, development assignment and non-solicitation covenants.

Potential Payments Upon Termination or Change of Control

The employment agreements with our named executive officers provide for payments and other benefits if we terminate their employment without cause, if we fail to renew the term of the employment agreements, or they resign from employment for “good reason” upon, or within one year after, a change of control. None of the employment agreements provide for a gross-up of excess parachute payments within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). The employment agreements include a modified cutback so that any parachute payments to the named executive officers are reduced in the event the named executive officer would be subject to an excise tax under section 4999 of the Code if such reduction would provide a greater net after-tax amount, after taking into account all taxes, including the excise tax. See below for detailed descriptions of the provisions in the employment agreements of our named executive officers related to severance payments and payments made in the event of a change of control.

Each of the named executive officer’s employment agreements may be terminated by us at any time for cause or upon 30 days written notice without cause. Under the agreements, if a named executive officer’s employment ends for any reason, we will pay accrued compensation and benefits. If we terminate the employment of any of the named executive officers without cause or if we fail to renew the term of the employment agreements, we will be obligated to pay to that named executive officer severance equal to twelve months of the named executive officer’s base salary plus bonus, in the case of Mr. Adams, eighteen months of his base salary plus bonus, and in the case of Mr. Anido, twenty-four months of his base salary plus bonus, in each case, payable in equal monthly installments. In addition, provided that the named executive officer is eligible for and elects COBRA continuation coverage, we will reimburse the named executive officer for the monthly COBRA costs of continued coverage for the named executive officer (including where applicable his or her spouse and dependents) during the applicable twelve-month or eighteen-month period, less the amount the named executive officer would be required to contribute for such health coverage if an active employee. All outstanding stock options and stock awards held by Mr. Adams, Mr. Anido and Ms. Stacey at the date of termination of employment that would have otherwise become vested and exercisable during the severance period will become vested and exercisable as if they had remained employed during the severance period. All other named executive officers forfeit any stock option and awards that are unvested as of their date of termination. For all named executive officers, the vested portion of any stock options are exercisable for 90 days from the date of termination.

For purposes of the employment agreements, cause is defined generally to mean:

•	conviction of, or a plea of guilty to, a felony;

•

intentional and continual failure by the named executive officer to perform his or her material duties, which failure has continued for 30 days after written notice is given to the named executive officer;

•	willful misconduct; or

•	material breach by the named executive officer of the non-competition, non-disclosure, development assignment or non-solicitation covenants in the agreement.

As has been previously disclosed, Mr. Anido, Mr. Graham, Ms. Stacey and Dr. Arcuri were each paid severance benefits in connection with their terminations, in accordance with their respective employment agreements.

In addition, in the case of Mr. Adams, if a termination without cause were to occur within three months prior to a change of control and such termination is in contemplation of such change of control, Mr. Adams would additionally receive a lump sum severance payment in an amount equal to the difference between the payments he would be entitled to under a termination before a change of control and the severance payment as a result of a change of control, as described below. Additionally, all outstanding stock options and stock awards held by Mr. Adams at the date of termination of employment that would have otherwise become vested and exercisable during the severance period will become vested and exercisable as of the date of the change of control, as if Mr. Adams had remained employed.

The employment agreements also provide for payments and other benefits if we terminate the named executive officers’ employment without cause, or if the named executive officer terminates employment for “good reason” upon or within one year after a change of control. In such event, the named executive officer will be entitled to the following change of control severance benefits:

•	a lump sum payment equal to:

•	2.5 times base salary plus 2.5 times average annual bonus in the case of our CEO, Mr. Adams; or

•	2.0 times base salary plus 2.0 times average annual bonus in the case of Mr. Anido; or

•	1.5 times the named executive officer’s base salary plus 1.5 times the named executive officer’s average annual bonus in the case of our other named executive officers;

•

provided that the named executive officer is eligible for and elects COBRA continuation coverage, we will reimburse the named executive officer for the monthly COBRA costs of continued coverage for the named executive officer (including where applicable his or her spouse and dependents) during the applicable eighteen-month period, less the amount the named executive officer would be required to contribute for such health coverage if an active employee; provided, however, that for our CEO, following the eighteen-month period, if he secures an individual policy for health coverage for himself (including where applicable his spouse and dependents), we will reimburse him for the monthly cost of such coverage for the six month period commencing on the first day following the eighteen-month period and ending six months thereafter; and

•	immediate vesting of all outstanding options and stock awards.

For purposes of the employment agreements, good reason includes a substantial reduction of the named executive officer’s duties and responsibilities, relocation to a place of employment more than 50 miles from the named executive officer’s previous place of employment or material reduction in the named executive officer’s base salary.

In general, a change of control includes:

•	the acquisition of more than 50% of our outstanding voting securities by any person, entity or group;

•	a merger, unless the holders of our voting shares immediately prior to the merger have more than 50% of the combined voting power of the securities in the merged entity or its parent;

•	a sale of all or substantially all of our assets; and

•

if, after the date on which the agreements are entered into, directors are elected to our Board such that a majority of the members of our Board will have been members of our Board for less than two years, unless the election or nomination of each new director was approved by at least two-thirds of the directors then in office at the beginning of the two-year period.

Tax Considerations

Under section 162(m) of the Code, a publicly held corporation may not deduct more than $1 million in a taxable year for compensation paid to the CEO and other named executive officers listed on the Summary Compensation Table. Our policy is generally to preserve the federal income tax deductibility of compensation paid to our named executive officers, and certain of our equity awards have been structured to preserve deductibility under section 162(m) of the Code. Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in our best interests. While we believe that all compensation paid to our executives in 2011 was deductible, some portion of compensation paid in future years may not be deductible as a result of section 162(m) of the Code. In the event of a change of control, payments to a named executive officer may be subject to an excise tax, and may not be deductible by us, under sections 280G and 4999 of the Code. Effective in December 2010, all named executive officers who joined us prior to November 2008 executed amended employment agreements to remove the provisions related to the gross-up of excess parachute payments within the meaning of section 280G of the Code. The amended employment agreements now include a modified cutback so that any parachute payments to the named executive officers are reduced in the event the named executive officer would be subject to an excise tax under section 4999 of the Code if such reduction would provide a greater net after-tax amount, after taking into account all taxes, including the excise tax.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Oliver S. Fetzer, Ph.D., Chairman

Rolf A. Classon

Paul A. Friedman, M.D.

Compensation of Executive Officers

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)		All Other Compensation (4) ($)	Total ($)
Adrian Adams	2011	20,000	—	—	4,752,660	—		—	4,772,660
Chief Executive Officer and President

Armando Anido (5)	2011	598,660	—	368,068	1,132,490	—		5,672	2,104,890
Former Chief Executive Officer, President	2010	549,808	—	181,200	2,320,680	202,400		12,834	3,266,922
	2009	524,538	—	693,000	1,080,030	550,000		7,258	2,854,826

James Fickenscher	2011	357,254	—	92,568	452,996	145,650		5,566	1,054,034
Chief Financial Officer	2010	343,751	—	60,400	541,492	77,400		5,566	1,028,609
	2009	332,131	—	312,000	444,972	193,300		4,146	1,286,549

Jennifer Evans Stacey, Esq. (5)	2011	355,893	—	92,568	452,996	152,304	(6)	5,566	1,059,327
Former Executive Vice President, General Counsel, and Secretary	2010	342,542	—	60,400	541,492	75,800		5,566	1,025,800
	2009	330,897	—	312,000	444,972	185,000		4,558	1,277,427

Alan J. Wills	2011	341,608	—	92,568	452,996	134,660		4,112	1,025,944
Executive Vice President, Corporate Development	2010	52,307	—	259,000	978,495	12,500		468	1,302,770

Edward J. Arcuri, Ph.D. (5)	2011	328,216	—	92,568	452,996	104,077	(7)	2,352	980,209
Former Executive Vice President, Technical Operations	2010	131,250	—	—	800,065	24,500		800	956,615

Roger D. Graham Jr. (5)	2011	378,664	—	92,568	339,747	0		5,194	816,173
Former Executive Vice President, Sales and Marketing	2010	348,604	—	60,400	541,492	65,000		13,950	1,029,446
	2009	336,766	—	259,500	444,972	211,000		10,192	1,262,430

(1)

This column shows the aggregate grant date fair value, computed in accordance with Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”) for all outstanding restricted stock and performance-based restricted stock awards granted in Fiscal 2011, 2010 and 2009. The grant date fair values of the performance-based restricted stock awards were determined based on the probable number of shares that could be awarded to each named executive officer as determined by the Compensation Committee based on its evaluation of the achievement of certain performance criteria related to XIAFLEX. The following table shows what the aggregate grant date fair value of the performance-based restricted stock awards granted in 2011 would have been assuming that the highest level of performance had been achieved:

Name	Number of Shares Assuming Maximum Performance(#)	Grant Date Fair Value Assuming Maximum Performance($)
Anido	50,000	1,102,000
Fickenscher	12,500	275,500
Stacey	12,500	275,500
Wills	12,500	275,500
Arcuri	12,500	275,500
Graham	12,500	275,500

All of the performance-based restricted stock awards granted in 2011 to Mr. Graham were subsequently forfeited upon his separation from the Company in November 2011. Effective December 31, 2011, all of the remaining performance-based restricted stock awards granted in 2011 were cancelled since the performance criteria was not met.

(2)

This column shows the aggregate grant date fair value, computed in accordance with FASB ASC 718 for all outstanding stock option awards granted in Fiscal 2011. The grant date fair values of the stock option awards have been determined based on the assumptions set forth in our 2011 Consolidated Financial Statements (Note 14(b), Page 101) in our Form 10-K as filed with the SEC.

(3)

This column shows the payments for 2011 performance that were approved by the Compensation Committee in February 2012 and made in March 2012 under the Company’s 2011 Bonus Plan described in the section titled “Short-Term Incentive Awards” in the Compensation Discussion and Analysis.

(4)

The amounts in this column include Company matching contributions under the Company’s 401(k) Plan, term life and disability insurance premiums and, if applicable, gross ups for the payment of taxes paid by the Company for the benefit of each officer. The amounts for 2011 are shown in the following table:

Name	401(k) Plan Company Match ($)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)	Gross Ups for the Payment of Taxes ($)
Adams	0	0	0	0
Anido	3,675	648	1,349	0
Fickenscher	3,675	648	1,243	0
Stacey	3,675	648	1,243	0
Wills	2,135	648	1,330	0
Arcuri	0	648	1,704	0
Graham	3,425	594	1,175	0

(5)

Mr. Anido’s employment with the Company ended in December 2011. Ms. Stacey’s and Dr. Arcuri’s employment with the Company ended in February 2012. Mr. Graham’s employment with the Company ended in November 2011.

(6)

Ms. Stacey was paid $152,304 (less withholding tax) in a lump sum on the same date in March 2012 when the Company’s current executive officers were paid their respective 2011 bonuses, pursuant to the terms of her previously disclosed separation agreement, as more fully described in “Potential Payments Upon Termination or Change of Control” on page     .

(7)

Dr. Arcuri was paid $104,077 (less withholding tax) in a lump sum on the same date in March 2012 when the Company’s current executive officers were paid their respective 2011 bonuses, pursuant to the terms of his previously disclosed separation agreement, as more fully described in “Potential Payments Upon Termination or Change of Control” on page

Grants of Plan-Based Awards

The table below sets forth certain information with respect to non-equity incentive plan awards, stock awards and options granted during Fiscal 2011 to each of our named executive officers listed in the Summary Compensation Table above.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)					Estimated Future Payouts Under Equity Incentive Plan Awards (2)					All Other Stock Awards Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (3) ($)
		Threshold ($)	Target (4) ($)		Maximum (5) ($)		Threshold (#)	Target (#)		Maximum (#)
Adams	12/7/2011	—	—		—		—	—		—		—	550,000	(6)	17.40	4,752,660
Anido	2/17/2011	—	—		—		—	—		—		—	100,000	(7)	22.04	1,132,490
	2/17/2011	—	—		—		0	16,700	(9)	50,000	(9)	—	—		22.04	368,068
	—	0	478,928	(8)	957,856	(8)	—	—		—		—	—		—	—
Fickenscher	2/17/2011	—	—		—		—	—		—		—	40,000	(7)	22.04	452,996
	2/17/2011	—	—		—		0	4,200	(10)	12,500	(10)	—	—		22.04	92,568
	—	0	160,764		241,146		—	—		—		—	—		—	—
Stacey	2/17/2011	—	—		—		—	—		—		—	40,000	(7)	22.04	452,996
	2/17/2011	—	—		—		0	4,200	(10)	12,500	(10)	—	—		22.04	92,568
	—	0	160,152	(11)	240,228	(11)	—	—		—		—	—		—	—
Wills	2/17/2011	—	—		—		—	—		—		—	40,000	(7)	22.04	452,996
	2/17/2011	—	—		—		—	4,200	(10)	12,500	(10)	—	—		22.04	92,568
	—	0	153,724		230,586
Arcuri	2/17/2011	—	—		—		—	—		—		—	40,000	(7)	22.04	452,996
	2/17/2011	—	—		—		—	4,200	(10)	12,500	(10)	—	—		22.04	92,568
	—	0	114,875	(12)	172,313	(12)	—	—		—		—	—		—	—
Graham	2/17/2011	—	—		—		—	—		—		—	30,000	(7)	22.04	339,747
	2/17/2011	—	—		—		0	4,200	(10)	12,500	(10)	—	—		22.04	92,568
	—	0	170,399	(13)	255,598	(13)	—	—		—		—	—		—	—

(1)	These columns show the threshold, target and maximum payouts for 2011 performance under the Company’s 2011 Bonus Plan.

(2)

The awards shown in these columns are the number of shares of performance-based restricted stock awards granted under the Company’s Equity Compensation Plan on February 17, 2011, as described in footnotes (7) and (8) below.

(3)

This column shows the aggregate grant date fair value of performance-based restricted stock awards and stock option awards computed in accordance with FASB ASC 718 granted to all named executive officers in 2011.

(4)

The amounts in this column were calculated by multiplying each executive’s gross earnings in 2011 less any bonus paid in 2011 by that executive’s bonus target percentage as described in the section titled “Short-Term Incentive Awards” in the Compensation Discussion and Analysis.

(5)

The amounts shown in this column were calculated by multiplying the executive’s target payout by 150% in the case of Mr. Fickenscher, Ms. Stacey, Mr. Wills, Dr. Arcuri and Mr. Graham; and by 200% in the case of Mr. Anido, as described in the section titled “Short-Term Incentive Awards” in the Compensation Discussion and Analysis.

(6)

500,000 of these stock options were granted to Mr. Adams under the Equity Compensation Plan. 50,000 of these stock options were classified as an inducement grant to Mr. Adams outside of the Equity Compensation Plan.

(7)

The amounts shown are the number of stock options granted to the named executive officers under the Company’s Equity Compensation Plan. The options vest 25% on the first anniversary of the date of grant with the balance vesting in three equal annual installments thereafter. Upon Mr. Anido’s separation from the Company in December 2011, 50% of these options were vested on an accelerated basis and 50% were forfeited. Upon Ms. Stacey’s separation from the Company in February 2012, 50% of these options were vested on an accelerated basis and 50% were forfeited. Upon Dr. Arcuri’s separation from the Company in February 2012, 100% of these options were forfeited. Upon Mr. Graham’s separation from the Company in November 2011, 100% of these options were forfeited.

(8)

Mr. Anido’s employment with the Company ended in December 2011. The amounts in these columns reflect the target and maximum bonus amounts that, subject to adjustment by the Compensation Committee in connection with the attainment of corporate goals, could have been paid to Mr. Anido had his employment with the Company continued; however, in lieu of these and other amounts, Mr. Anido has received and will receive the severance payments due to him under the terms of his previously disclosed separation agreement, as more fully described in “Potential Payments Upon Termination or Change of Control” on page     .

(9)

In February 2011, Mr. Anido was granted a performance-based restricted stock award, with the amount of shares to be determined based on the satisfaction of certain performance criterion related to XIAFLEX. Pursuant to the terms of this award, if the performance criterion was achieved at the target level, the minimum amount of shares payable to Mr. Anido would be 16,700 shares and if the performance criterion was achieved at the highest level, the maximum amount of shares that could be awarded to Mr. Anido would be 50,000 shares, with the actual amount of shares to be determined by the Compensation Committee based on when the performance goal was achieved. Effective December 31, 2011, all of the remaining awards were cancelled since the performance goal was not met.

(10)

In February 2011, Mr. Fickenscher, Ms. Stacey, Mr. Wills, Dr. Arcuri and Mr. Graham were each granted a performance-based restricted stock award, with the amount of shares to be determined based on the satisfaction of certain performance criterion related to XIAFLEX. Pursuant to the terms of these awards, if the performance criterion was achieved at the target level, the minimum amount of shares payable to each of Mr. Fickenscher, Ms. Stacey, Mr. Wills, Dr. Arcuri and Mr. Graham would be 4,200 shares and if the performance criterion was achieved at the highest level, the maximum amount of shares that could be awarded to each officer would be 12,500 shares, with the actual amount of shares awarded to be determined by the Compensation Committee based on when the performance goal was achieved. The award granted to Mr. Graham was forfeited upon his separation from the Company in November 2011. Effective December 31, 2011, all of the remaining awards were cancelled since the performance goal was not met.

(11)

Ms. Stacey’s employment with the Company ended in February 2012. Ms. Stacey was paid $152,304 (less withholding tax) in a lump sum on the same date in March 2012 when the Company’s current executive officers were paid their respective 2011 bonuses, pursuant to the terms of her previously disclosed separation agreement, as more fully described in “Potential Payments Upon Termination or Change of Control” on page     .

(12)

Dr. Arcuri’s employment with the Company ended in February 2012. Dr. Arcuri was paid $104,077 (less withholding tax) in a lump sum on the same date in March 2012 when the Company’s current executive officers were paid their respective 2011 bonuses, pursuant to the terms of his previously disclosed separation agreement, as more fully described in “Potential Payments Upon Termination or Change of Control” on page     .

(13)

Mr. Graham’s employment with the Company ended in November 2011. The amounts in these columns reflect the target and maximum bonus amounts that, subject to adjustment by the Compensation Committee in connection with the attainment of corporate and personal goals, could have been paid to Mr. Graham had his employment with the Company continued; however, in lieu of these and other amounts, Mr. Graham has received and will receive the severance payments due to him under the terms of his previously disclosed separation agreement, as more fully described in “Potential Payments Upon Termination or Change of Control” on page     .

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding stock options and restricted stock held by the named executive officers at December 31, 2011.

		Option Awards						Stock Awards
Name	Grant Date*	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Adams	12/7/2011	0	550,000	—	17.40	12/6/2021	(2)	—		—	—		—

Anido	7/17/2006	378,340	0	—	7.81	9/7/2012	(6)	—		—	—		—
	2/23/2007	84,000	0	—	13.16	9/7/2012	(7)	—		—	—		—
	2/23/2007	36,000	0	—	13.16	9/7/2012	(8)	—		—	—		—
	2/22/2008	60,000	0	—	32.72	9/7/2012	(9)	—		—	—		—
	2/22/2008	60,000	0	—	32.72	9/7/2012	(10)	—		—	—		—
	2/25/2009	75,000	0	—	28.50	9/7/2012	(9)	—		—	—		—
	2/28/2010	112,500	0	—	30.20	9/7/2012	(13)	—		—	—		—
	2/17/2011	50,000	0	—	22.04	9/7/2012	(14)

Fickenscher	5/18/2005	71,067	0	—	4.78	5/18/2015	(4)	—		—	—		—
	6/6/2006	60,000	0	—	9.15	6/6/2016	(5)	—		—	—		—
	2/23/2007	40,000	0	—	13.16	2/23/2017	(7)	—		—	—		—
	2/23/2007	10,000	0	—	13.16	2/23/2017	(8)	—		—	—		—
	2/22/2008	22,500	7,500	—	32.72	2/22/2018	(15)	—		—	—		—
	2/22/2008	30,000	0	—	32.72	2/22/2018	(10)	—		—	—		—
	2/25/2009	15,450	15,450	—	28.50	2/25/2019	(11)	—		—	—		—
	2/25/2009	—	—	—	—	—		—		—	3,126	(12)	62,301
	2/28/2010	8,750	26,250	—	30.20	2/29/2020	(16)	—		—	—		—
	2/17/2011	0	40,000	—	22.04	2/17/2021	(17)	—		—	—		—

Stacey	3/16/2005	93,501	0	—	5.36	9/30/2012	(3)(28)	—		—	—		—
	6/6/2006	40,500	0	—	9.15	9/30/2012	(5)(28)	—		—	—		—
	2/23/2007	37,363	0	—	13.16	9/30/2012	(7)(28)	—		—	—		—
	2/23/2007	10,000	0	—	13.16	9/30/2012	(8)(28)	—		—	—		—
	2/22/2008	22,500	7,500	—	32.72	9/30/2012	(18)(28)	—		—	—		—
	2/22/2008	30,000	0	—	32.72	9/30/2012	(10)(28)	—		—	—		—
	2/25/2009	15,450	15,450	—	28.50	9/30/2012	(18)(28)	—		—	—		—
	2/25/2009	—	—	—	—	—		—		—	3,126	(12)	62,301
	2/28/2010	8,750	26,250	—	30.20	9/30/2012	(19)(28)	—		—	—		—
	2/17/2011	0	40,000	—	22.04	9/30/2012	(20)(28)	—		—	—		—

Wills	10/25/2010	18,750	56,250	—	25.90	10/25/2020	(21)	—		—	—		—
	10/25/2010	—	—	—	—	—		7,500	(22)	149,475	—		—
	2/17/2011	0	40,000	—	22.04	2/17/2021	(17)	—		—	—		—

Arcuri	7/26/2010	17,500	52,500	—	22.54	9/30/2012	(23)(28)	—		—	—		—
	2/17/2011	0	40,000	—	22.04	—	(24)	—		—	—		—

Graham	2/22/2008	22,500	0	—	32.72	2/26/2012	(25)	—		—	—		—
	2/22/2008	30,000	0	—	32.72	2/26/2012	(10)	—		—	—		—
	2/25/2009	15,450	0	—	28.50	2/26/2012	(26)	—		—	—		—
	2/28/2010	8,750	0	—	30.20	2/26/2012	(27)(27)	—		—	—		—

*	For better understanding of this table, we have included an additional column showing the grant date of the stock options and restricted stock awards.

(1)	For purposes of this calculation, we used the closing price of a share of our common stock on December 30, 2011, the last trading day of Fiscal 2011, which closing price was $19.93.

(2)	The shares underlying this option will vest 25% on December 6, 2012 with the balance vesting in three equal annual installments thereafter.

(3)	The shares underlying this option fully vested on March 16, 2009.

(4)	The shares underlying this option fully vested on May 18, 2009.

(5)	The shares underlying this option fully vested on June 6, 2010.

(6)	The shares underlying this option fully vested on July 17, 2010.

(7)	The shares underlying this option fully vested February 23, 2011.

(8)	The shares underlying this option fully vested on September 19, 2010.

(9)	The shares underlying this option were fully vested on an accelerated basis upon Mr. Anido’s separation from the Company in December 2011.

(10)	The shares underlying this option fully vested on August 27, 2011.

(11)	The shares underlying this option vested 25% each on February 25, 2010, February 25, 2011 and February 25, 2012 with the balance vesting on February 25, 2013.

(12)

In February 2009, Mr. Fickenscher, Ms. Stacey and Mr. Graham were each granted a performance-based restricted stock award, with the amount of shares to be determined based on the satisfaction of certain performance criteria related to XIAFLEX. Pursuant to the terms of these awards, if the performance criteria were achieved at the target level, the minimum amount of shares payable to each of Mr. Fickenscher, Ms. Stacey and Mr. Graham would be 7,000 shares and if the performance criteria were achieved at the highest level, the maximum amount of shares that could be awarded to each officer would be 10,500 shares, with the actual amount of shares awarded to be determined by the Compensation Committee based on when the performance criteria were achieved. On February 28, 2010, the Compensation Committee awarded 9,378 shares to each of Mr. Fickenscher, Ms. Stacey and Mr. Graham, based on its evaluation of the achievement of the performance criteria. The shares that were granted to each of Mr. Fickenscher, Ms. Stacey and Mr. Graham vested 33 1/3% on each of February 28, 2010 and February 28, 2011 with, solely for Mr. Fickenscher, the balance vesting on February 28, 2012. The remaining balance of restricted shares that were granted to Ms. Stacey were fully vested on an accelerated basis upon her separation from the Company in February 2012. The remaining balance of restricted shares that were granted to Mr. Graham were forfeited upon his separation from the Company in November 2011.

(13)

The shares underlying this option were vested 25% on February 28, 2011 and an additional 50% were vested on an accelerated basis and 25% were forfeited upon Mr. Anido’s separation from the Company in December 2011.

(14)	The shares underlying this option were 50% vested on an accelerated basis and the remaining balance (50%) was forfeited upon Mr. Anido’s separation from the Company in December 2011.

(15)	The shares underlying this option vested 25% each on February 22, 2009; February 22, 2010 and February 22, 2011 with the balance vesting on February 22, 2012.

(16)	The shares underlying this option vested 25% each on February 28, 2011 and February 29, 2012, with the balance vesting in two equal annual installments thereafter.

(17)	The shares underlying this option vested 25% on February 17, 2012 with the remaining balance vesting in three equal annual installments thereafter.

(18)	The shares underlying this option were fully vested on an accelerated basis upon Ms. Stacey’s separation from the Company in February 2012.

(19)

The shares underlying this option vested 25% on February 22, 2011 and an additional 50% were vested on an accelerated basis and the remaining 25% were forfeited upon Ms. Stacey’s separation from the Company in February 2012.

(20)	The shares underlying this option were 50% vested on an accelerated basis and 50% were forfeited upon Ms. Stacey’s separation from the Company in February 2012.

(21)	The shares underlying this option vested 25% on October 25, 2011 with the remaining balance vesting in three equal annual installments thereafter.

(22)	The restrictions on these shares lapse in three equal annual installments beginning on October 25, 2012.

(23)	The shares underlying this option vested 25% on July 26, 2011 and the remaining balance was forfeited upon Dr. Arcuri’s separation from the Company in February 2012.

(24)	This option grant was forfeited upon Dr. Arcuri’s separation from the Company in February 2012.

(25)

The shares underlying this option vested 25% each on February 22, 2009, February 22, 2010 and February 22, 2011 with the remaining 25% being forfeited upon Mr. Graham’s separation from the Company in November 2011.

(26)	The shares underlying this option vested 25% on February 25, 2010 and 25% on February 25, 2011 with the remaining 50% being forfeited upon Mr. Graham’s separation from the Company in November 2011.

(27)	The shares underlying this option vested 25% on February 28, 2011 with the remaining 75% being forfeited upon Mr. Graham’s separation from the Company in November 2011.

(28)

Upon the respective separations in February 2012 of Ms. Stacey and Dr. Arcuri from the Company, the expiration dates for all vested options (including for Ms. Stacey certain options subject to accelerated vesting) were changed to September 30, 2012.

Option Exercises and Stock Vested

The following table provides information regarding option exercises by the named executive officers during 2011 and vesting of restricted stock held by the named executive officers during 2011.

Name	Option Awards		Stock Awards (1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Anido	31,660	422,392	16,072	(2)	320,395
Fickenscher	0	0	3,126	(3)	70,241
Stacey	0	0	3,126	(3)	70,241
Wills	0	0	2,500	(4)	39,950
Graham	70,200	239,169	9,126	(5)	203,801

(1)	Amounts reflect the market value of the stock on the day the restricted stock vested.

(2)	2,419 shares of common stock, representing $54,355, were withheld to satisfy tax withholding requirements.

(3)	941 shares of common stock, representing $21,144, were withheld to satisfy tax withholding requirements.

(4)	826 shares of common stock, representing $13,199 were withheld to satisfy tax withholding requirements.

(5)	2,747 shares of common stock, representing $61,346, were withheld to satisfy tax withholding requirements.

Potential Payments Upon Termination or Change of Control

The table below reflects the amount of compensation to each of the named executive officers pursuant to each executive’s employment agreement in the event of termination of such executive’s employment without cause or in the event of a change of control, described in detail in “Employment Agreements and Potential Payments Upon Termination or a Change of Control,” in the Compensation Discussion and Analysis. The amount of compensation payable to each named executive officer upon termination without cause and upon termination without cause or good reason following a change of control is shown below. The amounts shown assume that such termination was effective as of December 31, 2011, and thus are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

	Termination without Cause				Change of Control
Name	Severance ($) (1)	Healthcare Benefits ($) (2)	Stock Award Acceleration ($) (3)	Total ($)	Severance ($) (4)	Healthcare Benefits ($) (5)	Stock Award Acceleration ($) (6)	Total ($)
Adams	1,950,000	29,999	695,750	2,675,749	3,250,000	37,316	1,391,500	4,678,816
Anido (7)
Fickenscher	495,350	19,999	—	515,349	743,025	37,316	227,720	1,008,061
Stacey (8)	489,000	20,982	62,301	572,283	733,500	35,277	227,720	996,497
Wills	354,500	19,999	—	374,499	531,750	37,316	314,894	883,960
Arcuri (8)	386,100	15,916	—	402,016	579,150	29,697	165,419	774,266
Graham (7)

(1)

Mr. Adams would be entitled to receive 18 months of base salary plus an amount equal to one and one half times the higher of the average of his bonus for the last two years or his most recent bonus in the event of termination without cause, resignation for good reason or non-renewal of his employment agreement, pursuant to his employment agreement. Ms. Stacey and Dr. Arcuri were entitled to receive 12 months of base salary plus a bonus payment equal to the average of his/her bonus for the last two years in the event of termination without cause or non-renewal of his/her employment agreement, pursuant to his/her employment agreement. Each of Mr. Fickenscher and Mr. Wills would be entitled to receive 12 months of base salary plus a bonus payment equal to the average of his bonus for the last two years in the event of termination without cause, pursuant to his employment agreement. Severance payments would be made in equal monthly installments over an 18-month severance period for Mr. Adams and over a 12-month severance period for Mr. Fickenscher, Ms. Stacey, Mr. Wills, and Dr. Arcuri.

(2)

Each of Mr. Adams, Mr. Fickenscher, Dr. Arcuri, and Ms. Stacey would be entitled to receive health benefits during his/her respective severance period. For purposes of health benefits in the event of termination without cause, resignation for good reason (for Mr. Adams only) or non-renewal, the severance period for Mr. Adams would be 18 months and the severance period for each of Mr. Fickenscher, Dr. Arcuri, and Ms. Stacey would be 12 months.

(3)

Mr. Adams’ employment agreement and Ms. Stacey’s employment agreement state that all outstanding stock options and stock awards held on the date of termination of employment that would have otherwise become vested and exercisable during the severance period will become vested and exercisable as if the executive had remained employed during the severance period. For this purpose, Mr. Adams’ severance period is 18 months and Ms. Stacey’s is 12 months. For purposes of this calculation, we used the closing price of a share of our common stock on December 30, 2011, the last trading day of Fiscal 2011, which closing price was $19.93.

(4)

Mr. Adams would receive a lump sum severance payment in an amount equal to two and one half times his base salary plus two and one half times the higher of his average annual bonus paid for the two preceding fiscal years or his most recent bonus (provided that, if such termination occurs prior to the payment of Mr. Adams’ annual bonus for 2012, such amount shall be deemed to be the target annual bonus for the year of termination) in the event of termination without cause, resignation for good reason, or non-renewal of his employment agreement, upon or during the one year period following a change of control. Each of Mr. Fickenscher, Dr. Arcuri and Ms. Stacey would receive 1.5 times base salary plus 1.5 times the average annual bonus paid for the two preceding fiscal years in the event of termination without cause, resignation for good reason, or non-renewal of his/her employment agreement, upon or during the one year period following a change of control.

(5)

Each of Mr. Adams, Mr. Fickenscher, Dr. Arcuri, and Ms. Stacey would be entitled to receive health benefits during his/her respective severance period. For purposes of health benefits in the event of termination after a change of control, the severance period for Mr. Adams would be 30 months and the severance period for each of Mr. Fickenscher, Dr. Arcuri, and Ms. Stacey would be 18 months. The amounts in this column reflect payments by the Company of COBRA premiums for 18 months. In addition, for Mr. Adams, the Company will reimburse him for the costs of his privately obtained health insurance for the remaining 12 months of his 30-month severance period.

(6)

For purposes of this calculation, we used the closing price of a share of our common stock on December 30, 2011, the last trading day of Fiscal 2011, which closing price was $19.93. The employment agreements for each of the named executive officers provide that if employment is terminated without cause, or if the officer resigns for good reason, or the employment agreement is not renewed, upon or during the one year period following a change of control, all outstanding stock options (including restricted stock units for Mr. Adams only) shall become fully exercisable on the date of termination and all stock awards held at the time of termination shall become fully vested; provided, that any stock award that is subject to performance restrictions shall vest based on achievement of the performance goals as of the date of termination.

(7)

Neither Mr. Anido nor Mr. Graham were employed with the Company on December 31, 2011. Mr. Anido’s employment with the Company ended December 7, 2011 and Mr. Graham’s employment with the Company ended November 28, 2011. Both Messrs. Anido and Graham were paid severance payments and benefits substantially similar to the severance terms payable upon a termination without cause prior to a change of control as provided for in their employment agreements. Mr. Anido will receive: severance payments in the gross amount of $1,906,800, payable in 24 monthly installments commencing within 60 days of the termination date; payment of $37,740 for any accrued but unused vacation time through the termination date; and continued medical, dental and prescription drug coverage for himself and any dependents for up to 24 months following the termination date. All of Mr. Anido’s outstanding Company stock options and

Company restricted stock units that would have vested during the 24-month period following the termination date became fully vested as of the termination date, and all other options and restricted stock held by Mr. Anido have been forfeited. Mr. Anido will have until September 7, 2012 to exercise all outstanding and vested Company stock options held by him as of the termination date.

Mr. Graham will receive: severance payments in the gross amount of $496,000, payable in twelve monthly installments commencing within 15 days of the termination date; payment of $9,638.72 for any accrued but unused vacation time through the termination date; and continued medical, dental and prescription drug coverage for himself, his spouse and any dependents during the twelve-month period following the termination date. In addition, Mr. Graham had the right to exercise any outstanding stock options that were vested as of the termination date until February 27, 2012. Any options and restricted stock held by Mr. Graham that were not vested as of his termination date were forfeited.

(8)

Both Ms. Stacey and Dr. Arcuri were employed with the Company on December 31, 2011 and the table reflects the payments and benefits they would have received had the events set forth in the table occurred on December 31, 2011. Ms. Stacey’s and Dr. Arcuri’s employment with the Company ended February 3, 2012. Both Ms. Stacey and Dr. Arcuri were paid severance payments and benefits substantially similar to the severance terms payable upon a termination without cause prior to a change of control as provided for in their employment agreements. Ms. Stacey will receive severance payments in the gross amount of $489,000, payable in 12 monthly installments commencing within 60 days of the termination date; payment in the gross amount of $152,304.46, as a bonus for fiscal year 2011 performance under the Company’s 2011 bonus plan, paid in March 2012 when the our current executive officers were paid their respective bonuses; payment of $29,883.33 which represents 30 days of Ms. Stacey’s salary at her rate of pay as of the termination date, which payment is in lieu of the termination notice period otherwise required under the terms of Ms. Stacey’s employment agreement; payment of $2,758.40 for accrued but unused vacation time through the termination date; and payment of costs for continued medical, dental and prescription drug coverage (through COBRA or under alternative coverage secured by Ms. Stacey; provided that the Company’s obligations with respect to such alternative coverage will not exceed the obligations the Company would have had in respect of COBRA continuation coverage) for herself, her spouse and any dependents for 12 months following the termination date. All of Ms. Stacey’s outstanding Company stock options and Company restricted stock units that would have vested during the 13-month period following the Termination Date became fully vested as of the termination date, and all other Company stock options and Company restricted stock units held by Ms. Stacey have been forfeited. Ms. Stacey has until September 30, 2012 to exercise all outstanding and vested Company stock options held by her as of the termination date.

Dr. Arcuri will receive severance payments in the gross amount of $386,100, payable in 12 monthly installments commencing within 60 days of the termination date; payment in the gross amount of $104,077.14, as a bonus for fiscal year 2011 performance under the Company’s 2011 bonus plan, paid in March 2012 when the our current executive officers were paid their respective bonuses; payment of $27,416.66 which represents 30 days of Dr. Arcuri’s salary at his rate of pay as of the termination date, which payment is in lieu of the termination notice period otherwise required under the terms of Dr. Arcuri’s employment agreement; payment of $2,214.38 for accrued but unused vacation time through the termination date; and payment of costs for continued medical, dental and prescription drug coverage (through COBRA or under alternative coverage secured by Dr. Arcuri; provided that the Company’s obligations with respect to such alternative coverage will not exceed the obligations the Company would have had in respect of COBRA continuation coverage) for himself, his spouse and any dependents for 12 months following the termination date. Dr. Arcuri will have until September 30, 2012 to exercise all outstanding and vested Company stock options held by him as of the termination date.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2011, the members of our Compensation Committee were Dr. Fetzer (Chairman), Mr. Classon and Dr. Friedman. None of our executive officers served as (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee, (ii) a director of another entity, one of whose executive officers served on our Compensation Committee or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors. No member of our Compensation Committee has ever been our employee. The issuance of options to members of our Compensation Committee is discussed herein under the heading “Director Compensation.”

INFORMATION ABOUT STOCK OWNERSHIP,

AND EQUITY COMPENSATION PLAN

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us concerning the beneficial ownership of our common stock as of April 23, 2012 for:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our directors (which includes all nominees);

•	each named executive officer and executive officer; and

•	all of our directors and current executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable or exercisable within 60 days of April 23, 2012 are considered outstanding. These shares, however, are not considered outstanding as of April 23, 2012 when computing the percentage ownership of each other person.

Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on             shares of our common stock outstanding on April 23, 2012.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
(i) Certain Beneficial Owners:

Felix J. Baker and Julian C. Baker (2) 667 Madison Avenue New York, New York 10065	6,461,354	13.4%

Columbia Wanger Asset Management, LLC (3) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	4,061,915	8.4%

BlackRock, Inc. (4) 40 East 52nd Street New York, New York 10022	3,896,517	8.1%

Palo Alto Investors, LLC (5) William Leland Edwards Anthony Joonkyoo Yun, MD 470 University Avenue Palo Alto, CA 94301	3,090,146	6.4%

Wellington Management Company, LLP (6) 280 Congress Street Boston, MA 02210	3,021,430	6.28%

Invus Public Equities, L.P. (7) 750 Lexington Avenue, 30th Floor New York, New York 10022	2,949,800	6.1%

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
(ii) Directors (which includes all nominees), named executive officers and all other executive officers:

Adrian Adams
Al Altomari
Armando Anido
Edward J. Arcuri, Ph.D.
Jennifer L. Armstrong
Peter C. Brandt
Rolf A. Classon
Benjamin Del Tito, Jr., PhD (11).
Richard M. Dudek
Oliver S. Fetzer, Ph.D.
James E. Fickenscher
Paul A. Friedman, M.D
Renato Fuchs, Ph.D.
Mark A. Glickman
Roger D. Graham, Jr.
Andrew I. Koven
Nancy S. Lurker
William T. McKee
Jennifer Evans Stacey, Esq.
James P. Tursi, M.D.
Alan J. Wills

(iii) All Directors (which includes all nominees) and current executive officers as a group (15 persons) (11)		%

*	Less than 1%

(1)	Unless otherwise provided, all addresses should be care of Auxilium Pharmaceuticals, Inc., 40 Valley Stream Parkway, Malvern, Pennsylvania, 19355.

(2)

The information for Felix J. Baker and Julian C. Baker was obtained from Schedule 13G filed by Felix J. Baker and Julian C. Baker with the SEC on February 14, 2012 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(3)

The information for Columbia Wanger Asset Management, LLC was obtained from Schedule 13G filed by Columbia Wanger Asset Management, LLC with the SEC on February 10, 2012 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(4)

The information for BlackRock, Inc. and its affiliates was obtained from Schedule 13G filed by BlackRock, Inc. with the SEC on February 10, 2012 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(5)

The information for Palo Alto Investors, LLC, William Leland Edwards and Anthony Joonkyoo Yun, MD was obtained from Schedule 13G filed by Palo Alto Investors, LLC with the SEC on February 13, 2012 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(6)

The information for Wellington Management Company, LLP and its affiliates was obtained from Schedule 13G filed by Wellington Management Company, LLP with the SEC on February 14, 2012 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(7)

The information for Invus Public Equities, L.P. and its affiliates was obtained from Schedule 13G filed by Public Equities, L.P. with the SEC on February 14, 2012 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(8)	Represents shares underlying options that are exercisable within 60 days of April 23, 2012.

(9)	Includes shares of restricted common stock and shares underlying options that are exercisable within 60 days of April 23, 2012.

(10)	Includes shares underlying options that are exercisable within 60 days of April 23, 2012.

(11)

Includes             shares and             shares underlying options that are exercisable by Dr. Del Tito and Dr. Del Tito’s spouse, respectively, within 60 days of April 23, 2012. In addition, this amount includes             shares of common stock held by Dr. Del Tito’s spouse. The inclusion of the shares of common stock and the shares underlying options held by Dr. Del Tito’s spouse shall not be construed as an admission that Dr. Del Tito is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such shares.

(12)	Represents shares of restricted stock.

(13)	Includes shares of restricted stock and shares underlying options that are exercisable within 60 days of April 23, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires a company’s directors, executive officers and stockholders who beneficially own more than 10% of any class of equity securities of the company registered pursuant to Section 12 of the Exchange Act (collectively, the “Reporting Persons”), to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to the company’s equity securities with the SEC. All Reporting Persons are required by SEC regulation to furnish us with copies of all reports that such Reporting Persons file with the SEC pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us and upon written representations of the Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to our Reporting Persons, except that four of our officers and former officers (Armando Anido, James E. Fickenscher, Roger D. Graham, Jr., and Jennifer Evans Stacey) each filed one transaction on a late Form 4 on April 4, 2011 due to an administrative error.

Equity Compensation Plan Information

We have two equity compensation plans: (i) our 2004 Equity Compensation Plan and (ii) our 2006 Employee Stock Purchase Plan. Both plans have been approved by our stockholders. The following table provides information about the securities authorized for issuance under these equity compensation plans as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2)
Equity Compensation Plans Approved by Security Holders (1)	7,212,718	$22.57	4,023,136
Equity Compensation Plans Not Approved by Security Holders	50,000	17.40	—

Total	7,262,718	$22.53	4,023,136

(1)	Information for our 2006 Employee Stock Purchase Plan is included in the “Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans” column only.

(2)	Includes 3,591,968 shares of our common stock issuable under our 2004 Equity Compensation Plan and 431,168 shares issuable under our 2006 Employee Stock Purchase Plan.

ADDITIONAL INFORMATION

We will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2011, which Form 10-K, together with the additional cover materials attached thereto, constitutes our 2011 Annual Report to Stockholders, including financial statements and schedules thereto, but not including exhibits, to each of our stockholders of record on April 23, 2012 and to each beneficial stockholder on that date upon written request made to our Secretary at the address set forth under the heading “Deadline for Submission of Stockholder Proposals for the 2013 Annual Meeting of Stockholders” on page __. A reasonable fee will be charged for copies of requested exhibits. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, is on file with the SEC and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of our home page on the Internet at http://www.auxilium.com under the heading “For Investors—SEC Filings.”

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE ENCLOSED ENVELOPE IS MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors,

Andrew I. Koven

Secretary

Malvern, Pennsylvania

April     , 2012

Appendix A

AUXILIUM PHARMACEUTICALS, INC.

2004 EQUITY COMPENSATION PLAN

Amended and Restated as of June 21, 2012

AUXILIUM PHARMACEUTICALS, INC.

2004 EQUITY COMPENSATION PLAN

Amended and Restated as of June 21, 2012

The purpose of the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan (the “Plan”) is to provide (i) designated employees of Auxilium Pharmaceuticals, Inc. (the “Company”) and its subsidiaries, (ii) certain consultants and advisors who perform services for the Company or its subsidiaries and (iii) non-employee members of the Board of Directors of the Company (the “Board”) with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock awards, stock units and other equity-based awards. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.

The Auxilium Pharmaceuticals, Inc. 2000 Equity Compensation Plan (the “2000 Plan”) was merged with and into this Plan as of the effectiveness of the registration statement for the Company’s initial public offering, and no additional grants will be made thereafter under the 2000 Plan. Outstanding grants under the 2000 Plan will continue in effect according to their terms as in effect before the Plan merger (subject to such amendments as the Committee (as defined below) determines, consistent with the 2000 Plan), and the shares with respect to outstanding grants under the 2000 Plan will be issued or transferred under this Plan.

SECTION 1    Administration

(a) Committee. The Plan shall be administered and interpreted by a committee consisting of members of the Board, which shall be appointed by the Board (the “Committee”). The Committee may consist of two or more persons who are “outside directors” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and related Treasury regulations, and “non-employee directors” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the Board may ratify or approve any grants as it deems appropriate, and the Board shall approve and administer all grants made to Non-Employee Directors (as defined in Section 4(a)), provided, however, that any member of the Board who is an Employee (as defined in Section 4(a)) at such time must recuse or disqualify himself or herself from discussions and abstain from voting on any discretionary grants made to a Non-Employee Director. The Committee may delegate authority to one or more subcommittees, as it deems appropriate. To the extent a Board or subcommittee administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to such Board or subcommittee.

(b) Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, subject to the conditions herein, (iv) amend the terms of any previously issued grant, and (v) deal with any other matters arising under the Plan.

(c) Committee Determinations. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

SECTION 2    Grants

Awards under the Plan may consist of grants of incentive stock options as described in Section 5 (“Incentive Stock Options”), nonqualified stock options as described in Section 5 (“Nonqualified Stock Options”) (Incentive Stock Options and Nonqualified Stock Options are collectively referred to as “Options”), stock awards as described in Section 7 (“Stock Awards”), stock units as described in Section 8 (“Stock Units”) and other equity-based awards as described in Section 9 (“Other Equity Awards”) (collectively referred to herein as “Grants”). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument or an amendment to the grant instrument (the “Grant Instrument”). All Grants shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Grantee, his beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Grantees.

SECTION 3    Shares Subject to the Plan

(a) Shares Authorized. Subject to adjustment as described below, the aggregate number of shares of common stock of the Company (“Company Stock”) that may be issued or transferred under the Plan is 15,800,000 shares. The maximum number of authorized shares includes shares to be issued or transferred pursuant to outstanding grants under the 2000 Plan, which has been merged into this Plan.

(b) Individual Limits. All Grants under the Plan, other than Dividend Equivalents, shall be expressed in shares of Company Stock. The maximum aggregate number of shares of Company Stock that may be issued or transferred under the Plan to any individual during any calendar year with respect to all Grants, other than Dividend Equivalents, shall be 500,000 shares, subject to adjustment as described below. A Grantee may not accrue Dividend Equivalents during any calendar year in excess of $100,000. The individual limits of this subsection (b) shall apply without regard to whether the Grants are to be paid in Company Stock or cash. All cash payments (other than with respect to Dividend Equivalents) shall equal the Fair Market Value of the shares of Company Stock to which the cash payment relates.

(c) Determination of Authorized Shares. Each share of Company Stock subject to an award other than a Stock Award, Stock Unit or Other Equity Award (other than stock appreciation rights) (collectively, “Full Value Award”) shall be counted against the limit set forth in Section 3(a) as one (1) share. Each share of Stock subject to any Full Value Award granted under the Plan after June 21, 2012 shall be counted against the limit set forth in Section 3(a) as one and seven-tenths (1.7) shares. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options granted under the Plan (including options outstanding under the 2000 Plan) terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent any stock appreciation rights are forfeited or terminated, then the shares subject to such Grants shall again be available for purposes of the Plan. If and to the extent any Full Value Awards are forfeited or terminated, then one and seven-tenths (1.7) shares for each share forfeited or terminated under such Full Value Awards shall again be available for purposes of the Plan. Shares of Stock surrendered in payment of the exercise price of an Option, and shares withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan. If stock appreciation rights are granted as Other Equity Awards, the full number of shares subject to the stock appreciation rights shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the stock appreciation rights and without regard to any cash settlement of the stock appreciation rights. To the extent that a Grant (other than a stock appreciation right) is designated in the Grant Agreement to be paid in cash, and not in shares of Company Stock, such Grants shall not count against the share limits in subsection (a).

(d) Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding by reason of a stock dividend, spinoff, stock split or reverse stock split, or by reason of a combination, reorganization, recapitalization or reclassification affecting the outstanding Company Stock as a class without the

Company’s receipt of consideration, the maximum number of shares of Company Stock available for Grants, the maximum number of shares of Company Stock that any individual participating in the Plan may be granted in any year, the number of shares covered by outstanding Grants, the kind of shares issued under the Plan and outstanding Grants, and the price per share of outstanding Grants shall be equitably adjusted by the Committee, as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, the Committee shall have discretion to make the foregoing equitable adjustments in any circumstances in which an adjustment is not mandated by this subsection (d) or applicable law, including in the event of a Change of Control. Any adjustments to outstanding Grants shall be consistent with section 409A or 422 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

SECTION 4    Eligibility for Participation

(a) Eligible Persons. All employees of the Company and its subsidiaries, including Employees who are officers or members of the Board (“Employees”), and members of the Board who are not Employees (“Non-Employee Directors”) shall be eligible to participate in the Plan. Consultants and advisors who perform services for the Company or any of its subsidiaries (“Key Advisors”) shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Company or its subsidiaries, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

(b) Selection of Grantees. The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. Employees, Key Advisors and Non-Employee Directors who receive Grants under this Plan shall hereinafter be referred to as “Grantees.”

SECTION 5    Options

The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor, upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:

(a) Number of Shares. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

(b) Type of Option and Price.

The Committee may grant Incentive Stock Options that are intended to qualify as “incentive stock options” within the meaning of section 422 of the Code or Nonqualified Stock Options that are not intended so to qualify or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

The purchase price (the “Exercise Price”) of Company Stock subject to an Option shall be determined by the Committee and may be equal to or greater than the Fair Market Value (as defined below) of a share of Company Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company, unless the Exercise Price per share is not less than 110% of the Fair Market Value of Company Stock on the date of grant.

If the Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Company Stock is a national securities exchange or the

Nasdaq National Market, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (B) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

(c) Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any subsidiary of the Company, may not have a term that exceeds five years from the date of grant.

(d) Exercisability of Options.

Except as otherwise provided in Section 6, Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument; provided that the Committee may not accelerate the exercisability or vesting of any Options except in the event of the Grantee’s death, Disability or retirement, or upon a Change of Control.

The Committee may provide in a Grant Instrument that the Grantee may elect to exercise part or all of an Option before it otherwise has become exercisable. Any shares so purchased shall be restricted shares and shall be subject to a repurchase right in favor of the Company during a specified restriction period, with the repurchase price equal to the lesser of (A) the Exercise Price or (B) the Fair Market Value of such shares at the time of repurchase, or such other restrictions as the Committee deems appropriate.

(e) Grants to Non-Exempt Employees. Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(f) Termination of Employment, Disability or Death.

Except as provided below, an Option may only be exercised while the Grantee is employed by, or providing service to, the Employer (as defined below) as an Employee, Key Advisor or member of the Board.

In the event that a Grantee ceases to be employed by, or provide service to, the Employer for any reason other than Disability, death, or termination for Cause (as defined below), any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

In the event the Grantee ceases to be employed by, or provide service to, the Employer on account of a termination for Cause by the Employer, any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by, or provide service to, the Employer. In addition, notwithstanding any other provisions of this Section 5, if the Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by, or providing service to, the Employer or after the Grantee’s termination of employment or service, any Option held by the Grantee shall immediately terminate and the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares. Upon any exercise of an Option, the Company may withhold delivery of share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture.

In the event the Grantee ceases to be employed by, or provide service to, the Employer on account of the Grantee’s Disability, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

If the Grantee dies while employed by, or providing service to, the Employer or within 90 days after the date on which the Grantee ceases to be employed or provide service on account of a termination specified in Section 5(f)(ii) above (or within such other period of time as may be specified by the Committee), any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee or in the Grantee’s employment agreement, if any), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

For purposes of the Plan:

The term “Employer” shall mean the Company and its subsidiary corporations or other affiliates, as determined by the Committee.

“Employed by, or provide service to, the Employer” shall mean employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and satisfying conditions with respect to other Grants, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be an Employee, Key Advisor and member of the Board), unless the Committee determines otherwise.

“Disability” shall mean, except as otherwise specified by the Committee, if any, with the Employer, a Grantee’s becoming disabled within the meaning of section 22(e)(3) of the Code, within the meaning of the Employer’s long-term disability plan applicable to the Grantee, or as otherwise determined by the Committee.

“Cause” shall mean, except to the extent otherwise specified by the Committee, a finding by the Committee that the Grantee (i) has materially breached his or her employment or service contract with the Employer, which breach has not been remedied by the Grantee after written notice has been provided to the Grantee of such breach, (ii) has engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information, (iv) has breached any written non-competition or non-solicitation agreement between the Grantee and the Employer or (v) has engaged in such other behavior detrimental to the interests of the Employer as the Committee determines.

(g) Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (i) in cash, (ii) with the approval of the Committee, by delivering shares of Company

Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise equal to the Exercise Price, (iii) payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Committee may approve. Shares of Company Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 13) at such time as may be specified by the Committee.

(h) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company.

SECTION 6    Vesting Restrictions; Terms of Full Value Awards

(a) Minimum Vesting Requirements. Full Value Awards shall be subject to the following minimum vesting requirements. If the lapse of restrictions on, or vesting of, Full Value Awards is not based on the achievement of one or more performance conditions, the lapse of restrictions, or vesting of, such Full Value Awards shall be no earlier than three years following the date of grant. If the lapse of restrictions on, or vesting of, Full Value Awards is based on the achievement of one or more performance conditions or the Full Value Awards are intended to be “qualified performance-based compensation” under section 162(m) of the Code, the lapse of restrictions, or vesting of, such Full Value Awards shall be no earlier than one year following the date of grant.

(b) 10% Limit. Notwithstanding the minimum vesting requirements described in Section 6(a) above, the Committee shall retain discretion to grant Full Value Awards with vesting terms that do not conform to the minimum vesting requirements described in Section 6(a) above for up to 10% of the aggregate number of shares of Common Stock that may be issued or transferred under the Plan, which number is 1,580,000 shares of Common Stock based on the current aggregate number of shares of Common Stock that may be issued or transferred under the Plan as set forth in Section 3(a), subject to the adjustment provisions described in Section 3(e) (the “10% Limit”). Full Value Awards granted pursuant to the preceding sentence shall count against the 10% Limit only if they are granted effective as of December 1, 2009 or thereafter.

(c) Accelerated Vesting. The Committee shall not have the discretion to accelerate the lapse of restrictions on, or accelerate the vesting of, Grants made under the Plan except in the event of the Grantee’s death, Disability or retirement, or upon a Change of Control. Notwithstanding the limitation described in the preceding sentence, the Committee shall retain discretion to accelerate the lapse of restrictions on, or accelerate the vesting of, Grants under the Plan in circumstances other than upon a Grantee’s death, Disability or retirement, or upon a Change of Control, with respect to a number of Shares underlying such Grants, up to the 10% Limit. Grants that are accelerated in circumstances other than upon a Grantee’s death, Disability or retirement, or upon a Change of Control pursuant to the Committee’s retained discretion under the preceding sentence shall count against the 10% Limit only if the Committee exercises such retained discretion on or after December 1, 2009. In no event shall the Committee’s exercise of its retained discretion under Section 6(b) and 6(c) with respect to Grants under the Plan exceed the 10% Limit.

SECTION 7    Stock Awards

The Committee may issue or transfer shares of Company Stock to an Employee, Non-Employee Director or Key Advisor under a Stock Award, upon such terms as the Committee deems appropriate. The following provisions are applicable to Stock Awards:

(a) General Requirements. Shares of Company Stock issued or transferred pursuant to Stock Awards may be issued or transferred for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. Subject to the terms and conditions described in Section 6, the Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific performance goals. The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b) Number of Shares. The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares.

(c) Requirement of Employment or Service. Unless the Committee determines otherwise, if the Grantee ceases to be employed by, or provide service to, the Employer during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company. Subject to the terms and conditions described in Section 6, the Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except to a successor under Section 14(a). Each certificate for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such shares have lapsed, or that the Company will retain possession of certificates for shares of Stock Awards until all restrictions on such shares have lapsed.

(e) Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee, including, without limitation, the achievement of specific performance goals.

(f) Lapse of Restrictions. All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. Subject to the terms and conditions described in Section 6, the Committee may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any Restriction Period.

SECTION 8    Stock Units

The Committee may grant phantom units representing one or more shares of Company Stock to an Employee, Non-Employee Director or Key Advisor, upon such terms and conditions as the Committee deems appropriate. The following provisions are applicable to Stock Units:

(a) Crediting of Units. Each Stock Unit shall represent the right of the Grantee to receive an amount based on the value of a share of Company Stock, if specified conditions are met. All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b) Terms of Stock Units. Subject to the terms and conditions described in Section 6, the Committee may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c) Requirement of Employment or Service. Unless the Committee determines otherwise, if the Grantee ceases to be employed by, or provide service to, the Employer during a specified period, or if other conditions established by the Committee are not met, the Grantee’s Stock Units shall be forfeited. Subject to the terms and conditions described in Section 6, the Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Payment With Respect to Stock Units. Payments with respect to Stock Units may be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee.

SECTION 9    Other Equity Awards

The Committee may grant Other Equity Awards, which are awards (other than those described in Sections 5, 7, 8 and 10 of the Plan) that are based on, measured by or payable in Company Stock, including, without limitation, stock appreciation rights, to any Employee, Non-Employee Director or Key Advisor, on such terms and conditions as the Committee shall determine, subject to the terms and conditions described in Section 6. Other Equity Awards may be awarded subject to the achievement of performance goals or other conditions and may be payable in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.

SECTION 10    Dividend Equivalents

The Committee may include in a Grant Instrument with respect to any Grant Dividend Equivalents entitling the Grantee to receive amounts equal to the ordinary dividends that would be paid, during the time the Grant is outstanding, on the shares of Company Stock covered by the Grant as if such shares were then outstanding. The Committee shall determine whether Dividend Equivalents shall be paid currently or credited to a bookkeeping account as a dollar amount or in the form of Stock Units. The Committee shall determine whether Dividend Equivalents shall be paid in cash, in shares of Company Stock or in a combination, whether they shall be conditioned upon the exercise, vesting or payment of the Grant to which they relate, and such other terms and conditions as the Committee deems appropriate.

SECTION 11    Qualified Performance-Based Compensation

(a) Designation as Qualified Performance-Based Compensation. The Committee may determine that Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code. The provisions of this Section 11 shall apply to Grants of Stock Awards, Stock Units, Dividend Equivalents and Other Equity Awards that are to be considered “qualified performance-based compensation” under section 162(m) of the Code, unless another exemption from the section 162(m) limitations shall apply.

(b) Performance Goals. When Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards that are to be considered “qualified performance-based compensation” are granted, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the performance period during which the performance goals must be met, (iii) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and section 162(m) of the Code, including the employment requirements and payment terms. The performance goals may relate to the Employee’s business unit or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: total stockholder return; total stockholder return as compared to total stockholder return of comparable companies or a publicly available index; net income; pretax earnings; earnings before interest expense and taxes (EBIT); earnings before interest expense, taxes, depreciation and amortization (EBITDA); earnings per share; return on equity; return on assets; revenues; asset growth; operating ratios; access to and availability of funding; asset quality; regulatory filings; regulatory approvals; or other operational, regulatory or departmental objectives.

(c) Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code. The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

(d) Announcement of Grants. The Committee shall certify and announce the results for each performance period to all Grantees immediately following the announcement of the Company’s financial results for the performance period. If and to the extent that the Committee does not certify that the performance goals have been met, the grants of Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards for the performance period shall be forfeited or shall not be made, as applicable. Any Grants that are to be paid as a result of achievement of performance goals shall be paid as specified in the Grant Instrument.

(e) Death, Disability or Other Circumstances. Subject to the terms and conditions described in Section 6, the Committee may provide that Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards shall be payable or restrictions on Stock Awards shall lapse, in whole or in part, in the event of the Grantee’s death or Disability during the Performance Period, or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

SECTION 12    Deferrals

The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee in connection with any Grant. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals.

SECTION 13    Withholding of Taxes

(a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Employer may require that the Grantee or other person receiving or exercising Grants pay to the Employer the amount of any federal, state or local taxes that the Employer is required to withhold with respect to such Grants, or the Employer may deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to such Grants.

(b) Election to Withhold Shares. If the Committee so permits, a Grantee may elect to satisfy the Employer’s tax withholding obligation with respect to Grants paid in Company Stock by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

SECTION 14    Transferability of Grants

(a) Nontransferability of Grants. Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order or otherwise as permitted by the Committee. When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

SECTION 15    Change of Control of the Company

As used herein, a “Change of Control” shall be deemed to have occurred if:

(a) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors;

(b) The consummation of (i) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company; or

(c) After the date on which this Plan is approved by the stockholders of the Company, directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

SECTION 16    Consequences of a Change of Control

(a) Assumption of Grants. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options that are not exercised shall be assumed by, or replaced with comparable options or rights by the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding Grants that remain in effect after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

(b) Other Alternatives. Notwithstanding the foregoing, in the event of a Change of Control, the Committee may take any of the following actions with respect to any or all outstanding Grants: the Committee may (i) determine that outstanding Options shall accelerate and become exercisable, in whole or in part, upon the Change of Control or upon such other event as the Board determines, (ii) determine that the restrictions and conditions on outstanding Stock Awards shall lapse, in whole or in part, upon the Change of Control upon such other event as the Board determines, (iii) determine that Grantees holding Stock Units, Dividend Equivalents and Other Equity Awards shall receive a payment or payments in settlement of such Stock Units, Dividend Equivalents and Other Equity Awards in an amount and on terms determined by the Committee, (iv) require that Grantees surrender their outstanding Options in exchange for a payment or payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unexercised Options exceeds the Exercise Price of the Options, if any, and on such terms as the Committee determines or (v) after giving Grantees an opportunity to exercise their outstanding Options, terminate any or all unexercised Options at such time as the Committee deems appropriate. Such surrender, termination or settlement shall take place as of the date of the Change of Control or such other date as the Committee may specify. The Committee shall have no obligation to take any of the foregoing actions, and, in the absence of any such actions, outstanding Grants shall continue in effect according to their terms (subject to any assumption pursuant to subsection (a)).

SECTION 17    Limitations On Issuance Or Transfer Of Shares

No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

SECTION 18    Amendment and Termination of the Plan

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or applicable laws or to comply with applicable stock exchange requirements.

(b) Stockholder Approval for “Qualified Performance-Based Compensation.”

If Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards are granted as “qualified performance-based compensation” under Section 11 above, the Plan must be reapproved by the stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 11, if required by the regulations under section 162(m) of the Code or the regulations thereunder.

If and to the extent required by section 162(m), the Plan must be submitted to the stockholders for approval in the fourth year following the year in which the initial public offering of Company Stock occurs, to assure that subsequent Grants will qualify as “qualified performance-based compensation” for purposes of section 162(m).

(c) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its June 13, 2007 effective date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.

(d) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 24(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 24(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan. However, no previously granted Option may be repriced, replaced or regranted through cancellation or by lowering the Exercise Price, unless the stockholders of the Company provide prior approval.

(e) Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

SECTION 19    Funding of the Plan

This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan.

SECTION 20    Rights of Participants

Nothing in this Plan shall entitle any Employee, Key Advisor, Non-Employee Director or other person to any claim or right to be granted a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

SECTION 21    No Fractional Shares

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

SECTION 22    Headings

Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

SECTION 23    Effective Date of the Plan

The amended and restated Plan shall be effective as of June 21, 2012; provided that the stockholders approve the amended and restated Plan as of that date.

SECTION 24    Miscellaneous

(a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee, director or advisor of another corporation who becomes an Employee, Non-Employee Director or Key Advisor by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, the parent or any of their subsidiaries in substitution for a stock option or stock awards grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute grants.

(b) Compliance with Law. The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. After a public offering of the Company’s Stock, with respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that the Plan and applicable Grants under the Plan comply with the applicable provisions of section 162(m), section 422 and section 409A of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or section 162(m) or 422 of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 162(m) or 422 of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may agree to limit its authority under this Section.

(c) Employees Subject to Taxation Outside the United States. With respect to Grantees who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(a) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

Appendix B

Amendment to Section 2.9 of Auxilium Pharmaceuticals, Inc. Bylaws,

effective as of June 21, 2012

AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF

AUXILIUM PHARMACEUTICALS, INC.

The Amended and Restated Bylaws (the “Bylaws”) of Auxilium Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), dated as of July 28, 2004, are hereby amended as follows:

1.	Section 2.9 of the Bylaws shall be renamed “Section 2.9.1”.

2.	Immediately below newly renamed Section 2.9.1, the following new Section 2.9.2 shall be inserted:

a.	“Section 2.9.2. Majority Voting in Uncontested Elections. When a quorum is present at any meeting, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from and “against” his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance and Nominating Committee of the Board shall consider the resignation offer and recommend to the Board whether to accept the resignation. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) on a Current Report on Form 8-K. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee’s recommendation or the Board’s action regarding whether to accept the resignation offer. However, if each member of the Nominating and Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee among themselves to consider the resignation offers and recommend to the Board whether to accept them. However, if the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers. For purposes hereof, an “uncontested election” shall mean an election in which the number of nominees for election to the Board does not exceed the number of directors to be elected, determined as of a date that is 14 days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission.”

2.    Except as set forth above, the remaining provisions of the Bylaws shall not be amended hereby and shall remain in full force and effect in accordance with their respective terms.

B-1

Appendix C

CHARTER OF THE COMPENSATION COMMITTEE OF THE BOARD

OF DIRECTORS OF AUXILIUM PHARMACEUTICALS, INC.

As amended on April 3, 2012

Purpose

The Compensation Committee (the “Committee”) of the Board of Directors (“Board”) of Auxilium Pharmaceuticals, Inc. (the “Company”) is appointed by, and generally acts on behalf of the Board. The Committee’s purposes shall be:

1.	To establish and periodically review the company’s compensation philosophy and the adequacy of compensation plans and programs for executive officers, other Company employees and directors;

2.	To establish compensation arrangements and incentive goals for executive officers;

3.	To administer the Company’s incentive compensation equity plans;

4.	To develop succession planning for the Company’s Chief Executive Officer and oversee the development of succession planning for such other key positions, as the Board may direct, and, in all cases, recommend such succession planning to the Board; and

5.	To prepare the report on executive compensation for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations.

This charter governs the operations of the Committee membership

1.	The Committee shall be composed of at least two directors, each of whom must be independent. A director shall qualify as independent if the Board has affirmatively determined that such director is independent, consistent with the basic independence criteria set forth in the Company’s Corporate Governance Guidelines. In addition, for purposes of meeting the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor Code section, the Committee, or a subcommittee (each of which shall consist of at least two directors) approving the performance goals to which certain components of the executive compensation are tied in making such performance-based awards, shall consist solely of “outside” directors, as defined in Treasury Regulation 1.162-27(e)(3) promulgated under the Code. Moreover, for the purpose of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Committee, or a subcommittee (each of which shall consist of at least two directors) approving grants and awards of Company securities (each of which shall be deemed to include, for purposes of this sentence, “phantom” securities), shall consist solely of “non-employee directors,” as defined in Rule 16b-3(b)(3)(i) under the Exchange Act.

2.	The members of the Committee shall be nominated by the Nominating and Corporate Governance Committee and appointed by the Board. Unless a Chair is designated by the Board, the Nominating and Corporate Governance Committee may designate a Chair by majority vote of the full Committee. The members of the Committee shall serve for one-year terms or until their successors are duly appointed, subject to their earlier resignation, retirement or removal by the Board. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office.

Meetings and Procedures

1.	The Committee shall meet as often as it deems necessary, but in no event less than annually. A majority of the members of the Committee shall constitute a quorum.

2.	The Chair of the Committee or any member of the Committee or the Board may call a meeting of the Committee.

3.	The Committee may delegate authority to one or more members of the Committee where appropriate under applicable law, regulations or listing standards.

4.	The Committee may request that any directors, officers or employees of the Company or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests.

5.	The Committee shall report its findings to the Board and shall keep written minutes of its meetings.

6.	The Committee shall fix its own rules of procedure which shall be consistent with the By-laws of the Company and this Charter.

Duties and Responsibilities

To fulfill its responsibilities and duties, the Committee shall:

1.	Review and approve corporate goals and objectives relevant to compensation of the CEO, evaluate the CEO’s performance in light of those goals and objectives and establish and approve the appropriate level of base compensation and all bonus and other incentive compensation for the CEO based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee should consider the Company’s performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company’s CEO in past years;

2.	Evaluate the performance of the Company’s executive officers and establish and approve the appropriate level of base compensation and all bonus and other incentive compensation for such officers;

3.	Review and approve, for the CEO and the other executive officers of the Company, (1) employment agreements and change of control agreements, when and if appropriate, and (2) special or supplemental benefits;

4.	Develop, update and recommend to the Board a management succession plan for the Company’s Chief Executive Officer; and, as the Board may direct, oversee the development of succession plans with the Chief Executive Officer for other key positions and recommend such succession plans to the Board;

5.	Seek accounting, legal, consulting or other expert advice from a source independent of management (“Consultants”), at the expense of the Company, with notice to the Board and the CEO. In furtherance of the foregoing, the Committee shall have the authority to retain and terminate any Consultants to be used to assist in the evaluation of director, CEO or executive officer compensation or the fulfillment of any of the Committee’s other responsibilities and duties and shall have the sole authority to approve the Consultant’s fees and other retention terms;

6.	Review the terms and conditions of the compensation plans, determine the eligibility requirements applicable to participants in each such plan as may be required by the terms of a plan; approve and recommend to the full Board for its approval the initial adoption of any equity-based plan and any material modifications to such plan (such as an increase in the number of shares available under such plan);

7.	Approve incentive compensation plans, including any equity-based compensation plans, to allow the Company to attract and retain personnel and align the pay of such personnel with the long-term interests of shareholders. Submit each equity-based compensation plan and each material modification thereof to the Board for its approval and take actions that may be necessary or advisable to implement and administer the Company’s incentive compensation plans, all in accordance with the terms of such plan.

8.	Oversee and periodically review the operation of the Company’s health and welfare plans or arrangements that are subject to the Employee Retirement Income Security Act of 1974, as amended, including a 401(k) Savings Plan.

9.	Evaluate and recommend to the full Board the appropriate level of director compensation and take primary responsibility for ensuring that any payments to directors other than in their capacity as directors are fully and properly disclosed;

10.	Make this Charter and any amendments thereto, public;

11.	Produce an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations of the Securities and Exchange Commission;

12.	Oversee the Company’s compliance with rules prohibiting loans to officers and directors of the Company; and

13.	Exercise such additional powers as may be reasonably necessary or desirable, in the Committee’s discretion, to fulfill its responsibilities and duties under this Charter.

PROXY

AUXILIUM PHARMACEUTICALS, INC.

This Proxy is solicited on behalf of the Board of Directors

for the

2012 Annual Meeting of Stockholders

The undersigned, revoking all prior proxies, hereby appoints Adrian Adams and Andrew I. Koven, and each of them, each with the power to appoint his or her substitute, the true and lawful proxy holders of the undersigned, and hereby authorizes them to represent and vote, as designated on the reverse side, all of the shares of common stock of Auxilium Pharmaceuticals, Inc. (the “Company”) held of record by the undersigned on April 23, 2012, at the Annual Meeting of Stockholders of the Company to be held on June 21, 2012 (the “Meeting”) at 9:00 a.m., local time, at its offices at 40 Valley Stream Parkway, Malvern, Pennsylvania 19355, and any adjournments or postponements thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE ENCLOSED ENVELOPE IS MAILED IN THE UNITED STATES.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO THE PROXIES TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

IMPORTANT – CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒	Please mark your votes as indicated in this example

This Proxy when properly executed will be voted as directed. If no direction is given with respect to a particular proposal, this proxy will be voted for such proposal. This Proxy also delegates discretionary authority to the proxies to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

PROPOSAL 1. To elect as directors, to hold office until the Company’s 2013 Annual Meeting of Stockholders or until their respective successors are elected and qualified, the seven nominees listed below:

Nominees:

(01) Rolf A. Classon

(02) Adrian Adams

(03) Peter C. Brandt

(04) Oliver S. Fetzer, Ph.D.

(05) Paul A. Friedman, M.D.

(06) Nancy S. Lurker

(07) William T. McKee

The Board of Directors recommends a vote “FOR ALL NOMINEES”

☐	FOR ALL NOMINEES

☐	WITHHOLD FOR ALL NOMINEES

☐
For all Nominees, except as written above

PROPOSAL 2. To approve the amendment and restatement of the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan (the “Plan”) to: increase the number of shares of Company common stock authorized for issuance under the Plan by 1,400,000 shares from 14,400,000 to 15,800,000 shares; to remove the sub-limit applicable to stock awards, stock units or other equity-based awards (other than stock appreciation rights); and to provide for fungible share counting for shares issued in respect of stock awards, stock units or other equity-based awards (other than stock appreciation rights). The Board of Directors recommends a vote “FOR” Proposal 2.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 3. To ratify the selection by the Audit and Compliance Committee of the Company’s Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. The Board of Directors recommends a vote “FOR” Proposal 3.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 4. To approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in this Proxy Statement for the Company’s 2012 Annual Meeting of Stockholders. The Board of Directors recommends a vote “FOR” Proposal 4.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 5. To approve the proposed amendment to Section 2.9 of the Company’s Bylaws to require any director nominee who receives, in an uncontested election, a greater number of votes “withheld” from and “against” his or her election than votes “for” such election to tender his or her resignation, the effectiveness of which shall be subject to acceptance by the Board. The Board of Directors recommends a vote “FOR” Proposal 5.

☐ FOR	☐ AGAINST	☐ ABSTAIN

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Date	Share Owner Sign Here	Joint Owner Sign Here

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